Exhibit 10.12

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”), entered into as of August 9, 2021 (the “Effective Date”), by and between Affibody AB, a Swedish company with registration no. 556665-6913, with a principal place of business at Scheeles väg 2, SE-171 65 Solna, Sweden (“Affibody”) and ACELYRIN, INC., a Delaware corporation with a principal place of business at 23371 Mulholland Dr., PMB 417, Woodland Hills, CA 91364 (“ACELYRIN”, and collectively with Affibody, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Affibody has developed and owns or has rights to certain patents, knowhow and technology relating to the Albumod Platform and Affibody Ligands, including a Therapeutic Compound (each capitalized term as defined below) referred to as ABY-035 and/or izokibep, targeting human interleukin 17A (“IL-17A”) that has potential for use in the treatment of inflammatory and autoimmune disorders;

WHEREAS, ACELYRIN is a biopharma company engaged in the licensing, acquisition and development of human therapeutic products treating immunology diseases;

WHEREAS, ACELYRIN and Affibody are interested in collaborating in the development, manufacture and commercialization of Licensed Products;

WHEREAS, Affibody and Inmagene Biopharmaceuticals (“Inmagene”) are parties to that certain License and Collaboration Agreement, dated as of April 29, 2020, as amended by an amendment executed on the Effective Date, which amendment shall become effective as of the ACELYRIN Financing Date (the “Inmagene Agreement”);

WHEREAS, under the Inmagene Agreement, Inmagene has the right to develop and commercialize Licensed Products in the Inmagene Territory; and

WHEREAS, ACELYRIN desires to obtain from Affibody the rights and licenses set forth herein with respect to the ACELYRIN Territory, and Affibody desires to grant such rights and licenses to ACELYRIN, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, the Parties hereby agree as follows.

ARTICLE 1

DEFINITIONS

Defined Terms. Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “AAA Rules” has the meaning set forth in Section 14.6.2.

1.2 “Accounting Standard” means United States generally accepted accounting principles (GAAP) or International Financial Reporting (IFRS) Standards, as may be applicable to each Party, consistently applied.

1.3 “ACELYRIN Background IP” means all Know-How, Patents and other Intellectual Property Rights or proprietary rights Controlled by ACELYRIN or its Affiliates conceived, developed, generated or reduced to practice during the Term by or on behalf of ACELYRIN or its Affiliates in the performance of activities outside the scope of this Agreement. For clarity, ACELYRIN Background IP excludes ACELYRIN Foreground IP and ACELYRIN’s interest in the Joint Intellectual Property Rights.

1.4 “ACELYRIN Development Territory” means worldwide, excluding the Inmagene Development Territory.

1.5 “ACELYRIN Commercialization Territory” means worldwide, excluding the Inmagene Commercialization Territory.

1.6 “ACELYRIN Financing Date” means the date of the initial closing of a transaction or series of transactions with aggregate gross proceeds to ACELYRIN of not less than [***], together with written notification from the ACELYRIN Board verifying that ACELYRIN has closed such financing transaction(s).

1.7 “ACELYRIN Foreground IP” means ACELYRIN Foreground Know-How, ACELYRIN Foreground Patents, and other Intellectual Property Rights related thereto.

1.8 “ACELYRIN Foreground Know-How” shall have the meaning set forth in Section 8.1.2.

1.9 “ACELYRIN Foreground Patents” shall have the meaning set forth in Section 8.1.2.

1.10 “ACELYRIN Know-How” means all Know-How Controlled by ACELYRIN as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture or Commercialization of the Licensed Products in the Exclusive Field in the Inmagene Territory.

1.11 “ACELYRIN Patents” means all Patents Controlled by ACELYRIN or its Affiliates during the Term that are necessary or useful for the Development, Manufacture or Commercialization of Licensed Products in the Exclusive Field in the Inmagene Territory or the Affibody Co-Commercialization Territory, including Patents claiming or describing ACELYRIN Know-How.

1.12 “ACELYRIN Territory” means collectively, the ACELYRIN Commercialization Territory and the ACELYRIN Development Territory.

1.13 “Acquirer” has the meaning set forth in Section 11.5.3.

1.14 “Additional Indication “ means any indications for Licensed Products other than the Global Indications.

1.15 “Adverse Event” has the meaning set forth in Section 9.2.

1.16 “Affibody Background IP” means all Know-How, Patents and other Intellectual Property Rights or proprietary rights Controlled by Affibody or its Affiliates (i) on the Effective Date or (ii) conceived, developed, generated or reduced to practice during the Term by or on behalf of Affibody or its Affiliates in the performance of activities outside the scope of this Agreement, including, in each case, relating to or covering the Therapeutic Compound, Affibody Ligands, Affibody Molecules, or the Albumod Platform. For clarity, Affibody Background IP excludes Affibody Foreground IP and Affibody’s interest in the Joint Intellectual Property Rights.

1.17 “Affibody Co-Commercialization Territory” means Denmark, Finland, Iceland, Norway and Sweden.

1.18 “Affibody Foreground IP” means Affibody Foreground Know-How, Affibody Foreground Patents, and other Intellectual Property Rights related thereto.

1.19 “Affibody Foreground Know-How” shall have the meaning set forth in Section 8.1.2.

1.20 “Affibody Foreground Patents” shall have the meaning set forth in Section 8.1.2.

1.21 “Affibody Ligand” means any [***].

1.22 “Affibody Molecule(s)” means any [***].

1.23 “Affibody Platform IP” means all Know-How, Patents and other Intellectual Property Rights or proprietary rights Controlled by Affibody covering or relating to Affibody Molecules and the Albumod Platform, including the Patents listed on Schedule 1.23.

1.24 “Affibody Technology Improvements” means any improvement or modification of the Affibody Background IP that is conceived, developed, generated or reduced to practice during the Term by or on behalf of either or both Parties through the Development, Commercialization or Manufacture of Licensed Products or otherwise arising out of a Party’s performance of the obligations under this Agreement; provided, however, that Affibody Technology Improvements shall not include any improvement or modification developed [***].

1.25 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least [***] of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). Notwithstanding the foregoing, for the purposes of this Agreement, Affibody’s Affiliates are limited to (a) [***] and (b) any Person controlled by [***]. For clarity, any Person that would be considered an Affiliate of Affibody under this Section 1.25 if not for the limitations imposed by clauses (a)-(b) of this definition will be deemed a Third Party under this Agreement.

1.26 “Albumin Binding Domain(s)” or “ABD(s)” means, (a) individually or collectively a [***], (b) derivatives obtained by [***] and (c) all derivatives, analogs or modifications thereof.

1.27 “Albumod Platform” means Affibody’s proprietary platform relating to the use of [***].

1.28 “Alliance Manager” has the meaning set forth in Section 6.1.

1.29 “APAC Region” shall mean, for the purposes of this Agreement, the following countries and territories: [***].

1.30 “Applicable Law” means applicable laws, statutes, rules, regulations, guidelines, guidances or other requirements (including GCP, GMP and GDP) of Regulatory Authorities and other governmental authorities, that may be in effect from time to time.

1.31 “[***]” means [***].

1.32 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Stockholm and Shanghai are open for business.

1.33 “[***]Letter Agreement” means that certain Letter Agreement [***].

1.34 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least [***] of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least [***] of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.35 “Clinical Data” means all information with respect to the Licensed Products made, collected or otherwise generated in the performance of or in connection with Clinical Studies for the Licensed Product, including any investigator’s brochure, data, case report forms, reports and results with respect thereto.

1.36 “Clinical Studies” means (a) a Phase I Study, Phase II Study, Phase III Study, Pivotal Study or such other studies in humans that are required by Applicable Law, or otherwise recommended by any Regulatory Authority, to obtain or maintain any Regulatory Approval; or (b) any other studies in humans, including post-approval studies.

1.37 “Clinical Supply” has the meaning set forth in Section 5.1.1.

1.38 “Clinical Supply Agreement” has the meaning set forth in Section 5.1.2.

1.39 “CMC Information” has the meaning set forth in Section 3.3.5.

1.40 “CMO” means a contract manufacturing organization or other Third Party retained by a Party to Manufacture, supply and as applicable deliver Licensed Products.

1.41 “Commercial Launch” means, on a country-by-country and Licensed Product- by Licensed Product basis, the first arms’ length commercial sale of such Licensed Product by one Party or an Affiliate or Sublicensee of such Party to a Third Party for end use in such country after grant of a Marketing Authorization for such Licensed Product in the applicable country or jurisdiction.

1.42 “Commercial Supply” has the meaning set forth in Section 5.2.2.

1.43 “Commercial Supply Agreement” has the meaning set forth in Section 5.2.2.

1.44 “Commercialization Plan” has the meaning set forth in Section 4.4.1.

1.45 “Commercialize”, “Commercializing” or “Commercialization” means any and all activities (whether before or after Regulatory Approval) directed to the marketing, detailing and promotion of the Licensed Products and shall include pre-launch and post-launch marketing, promoting, detailing, marketing research, distributing, commercially selling, importing and exporting the Licensed Product, and regulatory affairs with respect to the foregoing. For clarity, Development activities and Manufacturing activities shall not be deemed Commercialization activities under this Agreement.

1.46 “Commercially Reasonable Efforts” means, with respect to the Development, Manufacture or Commercialization of a Licensed Product, as the case may be, such efforts and resources commonly used in the pharmaceutical industry by companies similarly situated to the applicable Party for products of similar commercial potential at a similar stage in its lifecycle taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved, profitability (including pricing and reimbursement status achieved) and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by- indication basis without regard to the particular circumstances of a Party, including any other product opportunities of such Party, and without regard to any payments owed to the other Party hereunder.

1.47 “Competing Activities” has the meaning set forth in Section 11.5.3.

1.48 “Competing Product” means any [***].

1.49 “Complaint” has the meaning set forth in Section 9.1.

1.50 “Confidential Information” has the meaning set forth in Section 10.1.

1.51 “Control” or “Controlled” means, with respect to any item of Know-How, Regulatory Documentation, Patent or other Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of this Agreement), to assign or grant a license, sublicense or other right as provided for herein without violating the terms of any agreement with any Third Party and without incurring any financial obligation to such Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control, unless (a) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Know-How, Regulatory Documentation, Patent or other Intellectual Property Right towards a product, or (b) after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Know-How, Regulatory Documentation, Patent or other Intellectual Property Right towards a Licensed Product or in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Know-How, Regulatory Documentation, Patent or other Intellectual Property Right will be deemed to be “Controlled” by such Party for purposes of this Agreement.

1.52 “Co-Promote” or “Co-Promotion” means the Detailing of Licensed Products and does not include the performance of any other Commercialization activities with respect to the Licensed Products by Affibody or its Affiliates.

1.53 “Co-Promotion Agreement” has the meaning set forth in Section 4.5.4.

1.54 “Co-Promotion Right” has the meaning set forth in Section 4.5.1.

1.55 “CRO” means a contract research organization.

1.56 “CTA” means any clinical trial application, clinical trial authorization, IND, clinical trial notification or equivalent application to a Regulatory Authority for authorization to commence a Clinical Study.

1.57 “Cure Period” has the meaning set forth in Section 13.2.

1.58 “Detail” means a face-to-face contact between a sales representative and a physician or other medical professional licensed to prescribe drugs (including a nurse practitioner or physician assistant with prescribing authority) (a “Healthcare Prescriber”), but excluding, for clarity: (a) e-details; (b) presentations made at conventions or to any group of more than [***] Healthcare Prescribers or other office staff members involved in the prescribing or reimbursement of a Licensed Product; (c) a delivery of savings cards or coupons without discussion with a Healthcare Prescriber or other office staff member involved in the prescribing or reimbursement of a Collaboration Product; and (d) activities of medical science liaisons. When used as a verb, “Detail” or “Detailing” means to engage in a Detail.

1.59 “Develop”, “Developing” or “Development” means all activities related to research, preclinical and other non-clinical testing, toxicology, Clinical Studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and any activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.60 “Development Costs” means the sum of (a) Internal Costs, and (b) out-of-pocket costs that are incurred as direct expenses in accordance with Accounting Standard, each as incurred by a Party or any of its Affiliates in connection with the Development activities of the Licensed Product, as consistent with this Agreement and the Joint Development Plan. Without limiting the foregoing, Development Costs include (i) all of the Study Costs, and (ii) all costs directly related to preparing and filing for Regulatory Approval or other submissions to Regulatory Authorities (including associated filing fees, translation expenses, and legal and other professional services fees) with respect to the Licensed Products.

1.61 “Dispute” has the meaning set forth in Section 14.6.

1.62 “DMC” means the direct Manufacturing costs to procure the Licensed Products and deliver it to Inmagene or ACELYRIN, including, in each case to the extent directly allocable to the Licensed Products for the supply to Inmagene or ACELYRIN: [***].

1.63 “[***]” has the meaning set forth in Section 3.3.5.

1.64 “Drug Approval Application” means a new drug application (“NDA”), a Marketing Authorization application, or other product registration application filed with any applicable Regulatory Authority to obtain approval to sell a Licensed Product in a country or region as defined under the Applicable Law, and all supplements, variations and other amendments thereof.

1.65 “Drug Product” means the final drug product formulation, including, for avoidance of doubt, any pre-filled syringe or delivery device, Manufactured using the Drug Substance.

1.66 “Drug Substance” means the bulk drug substance containing the Therapeutic Compound.

1.67 “EMA” means the European Medicines Agency and any successor agency thereto.

1.68 “Embodiments” has the meaning set forth in Section 13.3.1.

1.69 “Exclusive Field” means all human therapeutic uses.

1.70 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.71 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.72 “FD&C Act” has the meaning set forth in 7.4.1.

1.73 “FTE” means a full-time equivalent person year of work performing activities hereunder (consisting of a total of [***] per year). For clarity, indirect personnel (including support functions such as [***]) shall not constitute FTEs.

1.74 “FTE Rate” means, unless otherwise agreed between the Parties, a rate per FTE equal to [***] per annum (which may be prorated on a daily or hourly basis as necessary), which rate shall be adjusted annually based upon the change in the [***]. Any adjustment of the FTE Rate shall be approved by the GJSC before becoming effective. The FTE Rate is [***]. For the avoidance of doubt, the FTE Rate applies solely to [***].

1.75 “GCP” means current good clinical practices as provided in Applicable Law, including (a) Directive 2001/20/EC and Directive 2005/28/EC in the European Union, (b) 21 C.F.R. Parts 50, 56 and 312 et seq. in the United States, and (c) the equivalent Applicable Law in any relevant region in the ACELYRIN Territory or Inmagene Territory, each as amended from time to time and all ICH guidelines related thereto, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.76 “GDP” means current good distribution practices as provided in Applicable Law in any relevant region in the ACELYRIN Territory or Inmagene Territory.

1.77 “GJSC” has the meaning set forth in Section 6.2.

1.78 “Global Indications” means [***].

1.79 “GMP” means current good manufacturing practices as provided in Applicable Law, including (a) the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, and (c) the equivalent Applicable Law in any relevant region in the ACELYRIN Territory or Inmagene Territory, each as amended from time to time and all ICH guidelines related thereto.

1.80 “ICH” means the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals.

1.81 “Indemnification Claim Notice” shall have the meaning set forth in Section 12.3.

1.82 “Indemnified Party” shall have the meaning set forth in Section 12.3.

1.83 “Indemnifying Party” shall have the meaning set forth in Section 12.3.

1.84 “Inmagene Commercialization Territory” means Mainland China, Hong Kong, Macau, Taiwan, and South Korea.

1.85 “Inmagene [***] Agreement” means that certain Letter Agreement effective [***].

1.86 “Inmagene Development Territory” means the Inmagene Commercialization Territory and unless and to the extent modified by Section 3.2.4 of the Inmagene Agreement, the APAC Region ‘“Inmagene Territory” means collectively, the Inmagene Commercialization Territory and the Inmagene Development Territory.

1.87 “Inmagene [***] Letter Agreement” means that certain Letter Agreement effective [***].

1.88 “Insolvency Event” has the meaning set forth in Section 13.3.

1.89 “Insolvent Party” has the meaning set forth in Section 13.3.1.

1.90 “Intellectual Property Rights” means, for the purposes of this Agreement, Patents, Know-How, Trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the world, whether or not registered, together with the right to apply for the registration of any such rights.

1.91 “Internal Costs” means with respect to any specific activities performed by a Party, direct costs and charges incurred by or for a Party fairly allocable to the performance of such activities, which are (i) directly attributed to such Party’s supervisory functions, service functions, occupancy costs, and its payroll, information systems, human relations or purchasing functions, all of which are in direct support of such activities and (ii) allocated to departments based on space occupied or headcount or other activity-based method; but shall not include any costs attributable to general corporate activities including, by way of example only, board, executive management, investor relations, business development, corporate strategy and management consulting, audit, securities regulation and listing, legal affairs and non-Licensed Product-related damages, marketing and finance support and any employee costs associated with incentive schemes and equity incentive plans, and any non-Licensed Product-related extraordinary costs and expenses.

1.92 “Joint Development Plan” means the joint development plan for Licensed Products as of the Effective Date attached as Schedule 1.93 as shall be amended by the GJSC in writing within ninety (90) days of the Effective Date, and as may be amended by the GJSC from time to time thereafter.

1.93 “Joint Intellectual Property Rights” has the meaning set forth in Section 8.1.5.

1.94 “Joint Know-How” has the meaning set forth in Section 8.1.5.

1.95 “Joint Patents” has the meaning set forth in Section 8.1.5.

1.96 “Know-How” means all (a) technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, whether patentable or not, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation; and (b) compositions of matter, tangible assays, animal models and physical, biological or chemical materials, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples; in each case (a) or (b), that is not publicly known.

1.97 “Knowledge” as used throughout Section 11.2 with respect to Affibody, means the actual, conscious knowledge of [***], but excludes the need for further investigation, except with respect to intellectual property related representations and warranties, which shall include consultation with Affibody’s intellectual property counsel.

1.98 “Licensed Affibody Know-How” means all Know-How Controlled by Affibody or its Affiliates as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture or Commercialization of Licensed Products in the Exclusive Field in the ACELYRIN Territory, including, to the extent necessary or useful, Affibody Technology Improvements, but excluding Know-How included in the Affibody Platform IP.

1.99 “Licensed Affibody Patents” means all Patents Controlled by Affibody or its Affiliates as of the Effective Date or during the Term that are necessary or useful for the Development, Manufacture or Commercialization of Licensed Products in the Exclusive Field in the ACELYRIN Territory, including Patents claiming or describing Licensed Affibody KnowHow and the Patents listed on Schedule 1.100, but excluding the Patents included in the Affibody Platform IP.

1.100 “Licensed Affibody Technology” means collectively, the Licensed Affibody Patents and the Licensed Affibody Know-How. For clarity, Licensed Affibody Technology excludes Affibody Platform IP.

1.101 “Licensed Product” means any product containing the Therapeutic Compound either alone or in combination with one or more other separate active ingredients.

1.102 “Losses” has the meaning set forth in Section 12.1.

1.103 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging for shipping, shipping, and holding of a Licensed Product or any intermediate thereof, including process qualification and validation, scale up, product characterization, stability testing, quality assurance and quality control.

1.104 “Manufacturing Development” means all Drug Substance and Drug Product manufacturing and analytic development activities, including such activities that are reasonably related to or leading to the development and submission of information to a Regulatory Authority, test method development and stability testing, manufacturing process development, process characterization, process validation, formulation development, delivery system development, quality assurance and quality control development.

1.105 “Material Adverse Effect” means, with respect to a Party, any decision made by the other Party (or Inmagene) under Section 6.7 that [***].

1.106 “Marketing Authorization” shall mean the approval by a Regulatory Authority following submission of a Drug Approval Application for the commercial sale or use of a Licensed Product.

1.107 “Net Sales” means the gross amount invoiced by ACELYRIN, its Affiliates or Sublicensees for the sale of Licensed Products in an arm’s-length transaction, less any of the following to the extent applicable to such sales:

[***]

Such amounts shall be determined in accordance with from the books and records of the applicable party using Accounting Standard, consistently applied, and may include using accrual accounting where applicable. For clarity, [***].

In the case of any product that contains any Licensed Product(s) in combination with any other clinically active ingredient(s) that is not a Licensed Product, whether packaged together or in the same therapeutic formulation (a “Combination Product”) in any country, Net Sales for such Combination Product in such country shall be [***].

1.108 “Notice of Breach” has the meaning set forth in Section 13.2.

1.109 “Ongoing Clinical Studies” means the ongoing studies conducted by Affibody as of the Effective Date, including the [***].

1.110 “Patent Challenge” has the meaning set forth in Section 13.4.

1.111 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

1.112 “Payments” has the meaning set forth in Section 7.7.1.

1.113 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.114 “Pharmacovigilance Agreement” has the meaning set forth in Section 9.3.

1.115 “Phase I Study” means a clinical trial of a Licensed Product conducted in a small number of human volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Licensed Product.

1.116 “Phase II Study” means a clinical trial of a Licensed Product in human patients in any country to determine initial efficacy and dose range finding that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Study.

1.117 “Phase III Study(ies)” means a clinical trial of a Licensed Product in human patients in any country with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of submitting applications for Marketing Authorization to the competent Regulatory Authority.

1.118 “Pivotal Study” means (a) a Phase III Study, or (b) other clinical trial of a Licensed Product in human patients in any country, the results of which, together with prior data and information concerning such Licensed Product, are intended to support applications for Marketing Authorization to the competent Regulatory Authority as shall be determined by the GJSC.

1.119 “Priority Review Voucher” has the meaning set forth in Section 7.4.1.

1.120 “Product Labeling” means (a) the Regulatory Authority approved full prescribing information for a Licensed Product for a country, including any required patient information; and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product.

1.121 “Product Trademarks” means the Trademark(s) for the Licensed Products used or intended for use in connection with the Commercialization of the Licensed Products in the Inmagene Commercialization Territory or the ACELYRIN Commercialization Territory, as selected from time to time pursuant to Section 2.4.

1.122 “Promotional Materials” means all sales representative training materials with respect to the Licensed Products and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, internet postings, social media advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party, its Affiliates or, with respect to ACELYRIN, its Sublicensees, in connection with any promotion of the Licensed Product, except Product Labeling.

1.123 “Prosecute” means, in reference to a designated Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations, requests for supplementary protection certificates and patent term extensions with respect to such Patent, together with the conduct or defense of any post-grant proceeding, supplemental examination, post-grant review, inter partes review, reexamination, reissue, interference, or opposition proceeding in any patent office. “Prosecute” will not include any enforcement actions taken with respect to a Patent against a Third Party, or any defense against a claim by a Third Party that a Patent is invalid in a civil or administrative court, regardless of whether such defense is necessary as a counter-claim in an enforcement action or as a result of an invalidity action raised by the Third Party.

1.124 “[***]”C means the [***].

1.125 “Regulatory” Approval means, with respect to a country, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to Develop, Manufacture, use, storage, import, transport and commercially distribute, sell or market a Licensed Product in such country, including, where applicable, pricing or reimbursement approval, Marketing Authorizations, labeling approval in such country and orphan drug designations.

1.126 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, local or other regulatory agencies, departments, bureaus, commissions, councils or other government entities, including self-regulatory organizations, regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Product, including the FDA, EMA, TGA, MEDSAFE, and PMDA.

1.127 “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all Clinical Studies and tests, relating to the Therapeutic Compound or the Licensed Products and all data contained in any of the foregoing, including all CTAs, Drug Approval Applications, regulatory drug lists, advertising and promotion documents, Clinical Data, adverse event files and complaint files.

1.128 “Regulatory Filing” means Drug Approval Applications, CTAs and Regulatory Approvals.

1.129 “Royalty Report” has the meaning set forth in Section 7.3.5.

1.130 “Royalty Term” has the meaning set forth in Section 7.3.2.

1.131 “Study Costs” means the costs [***].

1.132 “Subcontractor” has the meaning set forth in Section 14.1.

1.133 “Sublicensee” means any Person that is granted a sublicense under the rights granted in Section 2.1 to Develop or Commercialize the Licensed Products or is otherwise granted the right to market, promote and sell the Licensed Products, but excluding bona fide pharmaceutical wholesalers or providers of pharmaceutical distribution services other than those undertaking detailing or similar promotional activities in respect of Licensed Products.

1.134 “Supply Agreements” means the Clinical Supply Agreement referred to in Section 5.1.2 and the Commercial Supply Agreement referred to in Section 5.2.2.

1.135 “Supply Price” means [***] of DMC for Drug Substance or Drug Product, as applicable.

1.136 “[***]” means [***].

1.137 “Term” has the meaning set forth in Section 13.1.

1.138 “Therapeutic Compound” means izokibep as more specifically described on Schedule 1.139 and any Affibody Ligand, alone or in combination with the Albumod Platform, developed or created by or on behalf of Affibody during the Term of this Agreement.

1.139 “Third Party” means any Person other than Affibody, ACELYRIN and their respective Affiliates.

1.140 “Third Party Claims” has the meaning set forth in Section 12.1.

1.141 “Third Party License” has the meaning set forth in Section 8.4.5.

1.142 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.143 “[***]” means the [***].

1.144 “Valid Exclusivity Right” means, with respect to a particular country in the ACELYRIN Commercialization Territory and the Licensed Product: (a) a claim of an issued and unexpired Licensed Affibody Patent, ACELYRIN Patent or Joint Patent, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid and/or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer, and (b) any additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers a period during which either Party or its Affiliates or Sublicensees have the right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity or any applicable data exclusivity).

1.145 “VAT” has the meaning set forth in Section 7.6.2

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants of License Rights

2.1.1 Grants to ACELYRIN. Effective as of the ACELYRIN Financing Date, Affibody hereby grants to ACELYRIN:

(a) except as otherwise permitted and reflected in the Inmagene [***] Letter Agreement and the [***] Letter Agreement, an exclusive (even as to Affibody) license, with the right to grant sublicenses in accordance with Section 2.3.1, under the Licensed Affibody Technology (as well as any Product Trademarks Controlled by Affibody in the ACELYRIN Commercialization Territory as of the ACELYRIN Financing Date or during the Term) to (i) Develop the Licensed Products in the Exclusive Field in the ACELYRIN Development Territory, and (ii) register and Commercialize the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory;

(b) an exclusive ([***]) license, with the right to grant sublicenses in accordance with Section 2.3.1, under the Licensed Affibody Technology to Manufacture and have Manufactured the Licensed Products in the ACELYRIN Commercialization Territory for use in the Exclusive Field, subject to Affibody’s retained rights solely as necessary to carry out its Manufacturing rights and obligations in this Agreement and the Inmagene Agreement, including any supply agreements executed by Affibody and Inmagene (or an affiliate) in connection therewith; and

(c) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3.1, under the Affibody Platform IP that is necessary or useful to (i) Develop the Licensed Products in the Exclusive Field in the ACELYRIN Development Territory; (ii) register and Commercialize the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory; and (iii) Manufacture or have Manufactured Licensed Products in the ACELYRIN Commercialization Territory for use in the Exclusive Field.

2.1.2 Grants to Affibody. ACELYRIN hereby grants to Affibody:

(a) an exclusive license, with the right to grant sublicenses in accordance with Section 2.3.1, under the ACELYRIN Know-How, and ACELYRIN Patents (as well as any Product Trademarks Controlled by ACELYRIN in the Inmagene Commercialization Territory as of the Effective Date or during the Term) to (i) Develop the Licensed Products in the Exclusive Field in the Inmagene Development Territory; and (ii) register and Commercialize the Licensed Products in the Exclusive Field in the Inmagene Commercialization Territory;

(b) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3.1, under the ACELYRIN Know-How and ACELYRIN Patents, to Manufacture and have Manufactured the Licensed Products in the Exclusive Field solely as necessary for Affibody to carry out its Manufacturing rights and obligations in this Agreement and the Inmagene Agreement, including any supply agreements executed by Affibody and Inmagene (or an affiliate) in connection therewith;

(c) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3.1, under the ACELYRIN Know-How and ACELYRIN Patents to Commercialize the Licensed Products in the Exclusive Field in the Affibody CoCommercialization Territory in accordance with Section 4.5 and the Co-Promotion Agreement; and

(d) a non-exclusive, worldwide grant back license, with the right to grant sublicenses in accordance with Section 2.3.1, under the ACELYRIN Foreground IP and ACELYRIN’s share in the Joint Intellectual Property Rights, solely as necessary to enable Affibody’s unrestricted use of the Licensed Affibody Technology (subject to and consistent with any exclusive rights granted to ACELYRIN pursuant to Section 2.1.1 above).

2.2 Right of Reference. Solely to the extent necessary to exercise the Parties’ rights under this Agreement, (a) ACELYRIN hereby grants Affibody a “right of reference or use” (as that term is defined in relevant IHC guidelines), and any equivalents in the Inmagene Development Territory, to any and all information or data contained or referenced in any Regulatory Approvals, Regulatory Filings and other Regulatory Documentation relating to the Therapeutic Compound or any Licensed Product in the Exclusive Field for any indication, including all reports, correspondence and conversation logs, in each case that are Controlled by ACELYRIN, and ACELYRIN shall provide appropriate notification of Affibody’s access and reference rights to the applicable Regulatory Authorities; and (b) Affibody hereby grants, and shall cause Inmagene to grant, ACELYRIN a “right of reference or use” (as that term is defined in relevant IHC guidelines), and any equivalents in the ACELYRIN Development Territory, to any and all information or data contained or referenced in any Regulatory Approvals, Regulatory Filings and other

Regulatory Documentation relating to the Therapeutic Compound or any Licensed Product in the Exclusive Field for any indication, including all reports, correspondence and conversation logs, in each case that are Controlled by Affibody and/or Inmagene, and Affibody shall provide, or shall ensure that Inmagene provides, appropriate notification of ACELYRIN’s access and reference rights to the applicable Regulatory Authorities.

2.3 Sublicenses.

2.3.1 Subject to the terms set forth below in this Section 2.3, the licenses granted to ACELYRIN under Section 2.1.1 and the licenses granted to Affibody under Section 2.1.2 shall include the right to grant sublicenses or other rights to:

[***]

Except as provided above, each Party does not have any right to have made or sublicense any licenses granted under this Agreement or otherwise appoint any Sublicensee without the prior written consent of the other Party.

2.3.2 Notwithstanding any sublicense granted by either Party hereunder, such Party shall continue to direct the Development and Commercialization of the Licensed Products in the applicable territory, in accordance with the Joint Development Plan and Commercialization Plan, if applicable, although day-to-day management of activities conducted under those plans may be delegated to its Sublicensees.

2.3.3 Each Party shall: [***].

2.3.4 Each Party hereby [***].

2.4 Product Trademarks. As between the Parties, [***] shall have the sole right and responsibility to select, register, maintain, and defend Product Trademarks in the [***] Commercialization Territory, at [***] (and [***] shall own such Product Trademarks in the [***] Commercialization Territory), and [***] shall have the sole right and responsibility to select, register, maintain, and defend Product Trademarks in the [***] Commercialization Territory, at [***] (and [***] shall own such Product Trademarks in the [***] Commercialization Territory). Without limiting the foregoing, the Parties further agree that if [***]. Except with the other Party’s consent, neither Party shall, and Affibody shall cause its Affiliates, licensees (including Inmagene) and distributors not to, use any trademarks that include, in whole or part, any corporate logo or name of the other Party (or Inmagene) or marks confusingly similarly thereto, in connection with such Party’s marketing or promotion of the Licensed Product, except as otherwise expressly permitted under this Agreement (or the Inmagene Agreement). Affibody shall not, and shall not permit its Affiliates, licensees (including Inmagene) or distributors to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks in the ACELYRIN Territory. Affibody shall, and shall cause its Affiliates, licensees (including Inmagene) and distributors to, use Commercially Reasonable Efforts not to do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks in the ACELYRIN Territory. Affibody shall not, and shall not permit its Affiliates, licensees (including Inmagene) or distributors to attack, dispute or contest the validity of or ownership of the Product Trademarks anywhere in the world or any registrations issued or issuing with respect thereto. Unless the Parties otherwise agree in writing, Affibody shall, and shall cause its Affiliates, licensees (including Inmagene) and distributors to, use the Product Trademarks only in connection with the Commercialization of the Licensed Products in the Inmagene Territory.

2.5 Retention of Rights. Except as set forth in this Agreement, ACELYRIN shall not acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other Intellectual Property Rights Controlled by Affibody. ACELYRIN shall not practice, nor shall it permit any of its Affiliates or Sublicensees to, practice any Patents or Know-How licensed to it by Affibody outside the scope of the licenses granted to it under this Agreement. Notwithstanding anything to the contrary in this Agreement, as between the Parties, Affibody retains all rights to Exploit all products other than Licensed Products anywhere in the world. None of ACELYRIN, its Affiliates or its Sublicensees shall Develop the Licensed Products outside the Exclusive Field in the ACELYRIN Development Territory or Commercialize the Licensed Products outside the Exclusive Field in the ACELYRIN Commercialization Territory or, in the case of Sublicensees, outside of the country in which they are granted the right to use the Licensed Products, pursuant to Section 2.3.1.

2.6 Rights to Inmagene Territory.

2.6.1 Upon any termination or expiration of the Inmagene Agreement, or in the event that any rights granted to Inmagene with respect to Licensed Products in the Inmagene Territory otherwise terminate (an “Inmagene Territory Reversion”), Affibody hereby grants to ACELYRIN (a) the option to acquire such terminated rights, which shall be subject to the process described in Section 2.6.2, and (b) a right of first refusal with respect to any proposed transaction with a Third Party for such terminated rights (a “Proposed Transaction”), which shall be subject to the process described in Section 2.6.3.

2.6.2 Promptly (but in any event no later than [***] following an Inmagene Territory Reversion, Affibody shall provide ACELYRIN with (a) a written notice of the Inmagene Territory Reversion, including the nature thereof, the reverted territory and any relevant limitations on the reverted rights (such notice together with the related information, the “Reversion Notice”). If ACELYRIN desires to obtain a license with respect to the reverted rights that are the subject of the Inmagene Territory Reversion, ACELYRIN may notify Affibody in writing within [***] of ACELYRIN’s receipt of such Reversion Notice (the “Exercise Period”) that it desires to acquire such license (“Notice of Exercise”). If ACELYRIN provides a Notice of Exercise to Affibody in accordance with this Section 2.6, then from and after the receipt of the Notice of Exercise by Affibody and [***], then the following provisions shall become effective:

(a) The ACELYRIN Development Territory and the ACELYRIN Commercialization Territory will include all countries of the world, and the Inmagene Development Territory and the Inmagene Commercialization Territory shall cease to exist.

(b) The following definitions will be added to Article 1: (i) “MFDS” shall mean the Ministry of Food and Drug Safety of South Korea and any successor agency thereto; and (ii) “NMPA” shall mean the National Medical Products Administration of China and any successor agency thereto.

(c) The following payments will be added to Section 7.1.2: [***].

(d) For the avoidance of doubt, Net Sales shall, on a going-forward basis, include any sales of Licensed Product by ACELYRIN or its Affiliates or Sublicensees in an arm’s-length transaction in the territories added to the ACELYRIN Commercialization Territory pursuant to the foregoing subsection (a); royalties shall be owed to Affibody on such Net Sales in accordance with Section 7.2; and such Net Sales shall be included when determining whether any of the milestones in Section 7.1.3 have been achieved.

(e) The Parties shall draft and execute an amended and restated version of this Agreement that incorporates the foregoing and that removes all references to Inmagene and its rights and obligations.

If (x) ACELYRIN does not provide a timely Notice of Exercise, or (y) if ACELYRIN provides a timely Notice of Exercise but does not make the Option Exercise Payment, then Affibody shall be free to license such rights to a Third Party, subject to Section 2.6.3.

2.6.3 From and after an Inmagene Territory Reversion, Affibody shall promptly send to ACELYRIN a written notification of any Proposed Transaction, including the final terms for such Proposed Transaction. For a period of up to [***] after ACELYRIN receives such notice (such period, the “Right of First Refusal Notice Period”), ACELYRIN shall have the right to notify Affibody of its intention to exercise its right of first refusal. In the event ACELYRIN exercises its right of first refusal, the terms of the Proposed Transaction shall become binding upon Affibody and ACELYRIN. [***].

2.7 Other Affibody Programs. Affibody hereby grants ACELYRIN a right of negotiation, exercisable by ACELYRIN at any time during [***] (“Additional License Negotiation Term”), to negotiate the terms, including financial terms, under which ACELYRIN would receive an exclusive license with respect to Other Affibody Program(s) (as defined below) [***], to the extent such Other Affibody Program(s) are then available for licensing as determined by Affibody in good faith. During the Additional License Negotiation Term, [***]. ACELYRIN may exercise such right of negotiation by providing written notice to Affibody at any time during the Additional License Negotiation Term, which notice will specify the applicable Other Affibody Program(s) that it intends to be included in the Additional License. If ACELYRIN exercises such right of negotiation within the Additional License Negotiation Term, then from and after Affibody’s receipt of ACELYRIN’s written notice of exercise and for a continuous period of [***] thereafter, [***], the Parties will negotiate with each other with respect to such Additional License in good faith and with the intent of entering into a mutually acceptable definitive, written agreement. If (x) ACELYRIN does not timely exercise such right of negotiation, or (y) if ACELYRIN exercises such right of negotiation but the Parties do not enter into Additional License(s) within [***], then ACELYRIN shall have no further rights under this Section 2.7. For the avoidance of doubt, nothing herein shall prevent Affibody from negotiating with, or granting a license to, any Third Party with respect to an Other Affibody Program. As used herein, the term “Other Affibody Program” means any Affibody Molecule or group of Affibody Molecules directed to [***].

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1 Development of the Licensed Product.

3.1.1 From the Effective Date until the ACELYRIN Financing Date, Affibody shall continue to be responsible for Development, Manufacturing Development, and Manufacturing of the Licensed Products in the ACELYRIN Development Territory (“Continuing Development and Manufacturing”). It is anticipated that Affibody will perform additional Development, Manufacturing Development, and Manufacturing activities, which additional activities shall be agreed to by the Parties in writing (“Transition Services”), for up to [***] following the ACELYRIN Financing Date to facilitate transition of Development responsibilities in the ACELYRIN Development Territory to ACELYRIN, and during the period between the Effective Date and the ACELYRIN Financing Date, the Parties will work together to specify the activities that will be part of the Transition Services, the Affibody personnel who will be involved in the Transition Services (including their focus and responsibilities), and the duration of each of the Transition Services. [***] The Continuing Development and Manufacturing and Transition Services shall also include the Manufacturing and supply of all requirements of Licensed Products for Clinical Studies in the Inmagene Development Territory, [***]. The Parties acknowledge and agree that the objective of the Continuing Development and Manufacturing and Transition Services is to ensure that the development of the Therapeutic Compound and Licensed Product is optimized and the transition of responsibilities between the Parties hereunder does not result in any loss of time with respect to such development.

3.1.2 From and after the ACELYRIN Financing Date, ACELYRIN shall use Commercially Reasonable Efforts to Develop the Licensed Products in the ACELYRIN Development Territory and Affibody shall, by itself or through Inmagene, use Commercially Reasonable Efforts to Develop the Licensed Products in the Inmagene Development Territory diligently and efficiently by allocating reasonable time, effort, equipment and skilled personnel for such Development activities. Without limiting the foregoing, ACELYRIN shall use Commercially Reasonable Efforts to Develop the Licensed Product in the ACELYRIN Development Territory in accordance with the Joint Development Plan. Without limiting any other provisions of this Agreement, a breach by either Party of this Section 3.1.2 is deemed a material breach of this Agreement. As between the Parties, except as set forth in Section 3.2.1 and Section 5.1 herein, [***] responsible for such Development and Development Costs in its applicable territory [***]. Each Party will provide [***] regarding Development Activities and Development Costs pursuant to Section 3.2.2.

3.1.3 Each Party shall perform or cause to be performed (including in the case of Affibody by causing Inmagene to perform), any and all of its Development obligations under this Agreement, the Inmagene Agreement and the Joint Development Plan in good scientific manner, and in compliance with all Applicable Law.

3.2 Joint Development Plan and Implementation.

3.2.1 Co-Development Program. As more specifically set forth in the Joint Development Plan and subject to the oversight of the GJSC, ACELYRIN and Affibody, together with Inmagene (pursuant to the terms of the Inmagene Agreement), shall be jointly responsible for the global Development of the Licensed Products in the Global Indications in accordance with the following allocation of responsibilities:

(a) Ongoing Clinical Studies. Affibody shall be solely responsible, and shall use Commercially Reasonable Efforts, for the conduct and finalization of the Ongoing Clinical Studies, subject to the oversight of the GJSC. Affibody shall be solely responsible for the costs of such Ongoing Clinical Studies unless and until the [***] occurs and following the [***], ACELYRIN shall reimburse Affibody for such costs as provided in Section 3.1.1.

(b) Global Indications

(i) [***].

(ii) [***]

(iii) [***]

(c) Co-Development by Affibody. ACELYRIN and Affibody may agree that Affibody will perform, in collaboration with ACELYRIN and under the oversight of the GJSC, additional Development for Licensed Product, if mutually desired and mutually agreed in writing by the Parties after the Effective Date (“Affibody Co-Development Activities”). If ACELYRIN and Affibody agree to any Affibody Co-Development Activities, [***], unless the Parties otherwise agree.

(d) Limit on ACELYRIN’s Rights and Obligations. Notwithstanding anything to the contrary set forth herein, ACELYRIN’s rights and obligations to Develop Licensed Product (and any related obligations of ACELYRIN under this Agreement, such as reporting or payment obligations with respect to Development) shall only apply upon the occurrence of the ACELYRIN Financing Date. For clarity, related payment obligations do not include the [***].

(e) Affibody Step-in Right. Affibody shall have the right to initiate Pivotal Studies in a Global Indication in the ACELYRIN Development Territory under the oversight of the GJSC (“Affibody Step-in Activities”) provided that [***].

3.2.2 Development Reporting. For so long as a Party is conducting Clinical Studies or other Development activities in connection with the Therapeutic Compound or the Licensed Products in its applicable territory (or in the case of Affibody, the Continuing Development and Manufacturing or Transition Services or in the case of Inmagene pursuant to the Inmagene Agreement, conducting Clinical Studies or other Development activities in the ACELYRIN Development Territory pursuant to Inmagene [***] Letter Agreement, the [***], or as may be authorized by ACELYRIN pursuant to Section 3.3.1), such Party will furnish to the GJSC, [***], written reports that describe in reasonable detail (a) all Clinical Studies and other Development activities conducted by such Party (or in the case of Affibody, Inmagene pursuant to the Inmagene Agreement) during [***], and a summary of any material results therefrom; (b) all Clinical Studies and other Development activities that are currently in process or that such Party (or in the case of Affibody, Inmagene pursuant to the Inmagene Agreement) plan to undertake for the [***]; (c) the Study Costs and other Development Costs incurred by such Party for Clinical Studies or other Development activities in its applicable territory (in the case of Affibody (or Inmagene pursuant to the Inmagene Agreement), including Clinical Studies or other Development activities in the ACELYRIN Development Territory pursuant to the Inmagene [***] Letter Agreement, the [***] Letter Agreement or as may be authorized by ACELYRIN pursuant to Section 3.3.1), specifying the territories where such Development Costs are incurred; and (d) non-binding good faith estimates of Study Costs or other Development Costs to be incurred during the [***] by such Party for Clinical Studies or other Development activities in its applicable territory (in the case of Affibody (or Inmagene pursuant to the Inmagene Agreement), including Clinical Studies or other Development activities in ACELYRIN Development Territory as maybe authorized by ACELYRIN pursuant to Section 3.3.1), specifying the territories where such Development Costs are incurred or to be incurred. Without limiting any other provision of this Agreement, such report shall be deemed the Confidential Information of the reporting Party under this Agreement. Affibody shall cause Inmagene to comply with the foregoing terms, mutatis mutandis, in connection with Inmagene’s Development activities under the Inmagene Agreement.

3.2.3 Information Sharing. In connection with Development of Licensed Product, each Party shall and shall cause its Affiliates, Sublicensees, and as regards Affibody, Inmagene, to share with the other Party all Regulatory Documentation with respect to any indication under the Joint Development Plan, including supporting Clinical Data and non-clinical data, and other results and analyses with respect to any Development activities of the Licensed Product, reasonably promptly after such data, results and analysis become available according to protocols established by the GJSC from time to time. All such data transfers and exchanges shall be subject to confidentiality obligations of the Parties contained in ARTICLE 10. Such information sharing shall be without additional cost, other than specified in ARTICLE 7.

3.2.4 Information Regarding Major Deviations. Without limiting the reporting obligations in Section 3.2.2 or Article 6, as long as a Party is conducting Development activities in connection with the Therapeutic Compound or the Licensed Products it shall without undue delay inform the other Party of any major deviations from the Joint Development Plan, any material development, or commercial decision that may lead to a major deviation of the Joint Development Plan. The Parties shall after such notice cause the GJSC to convene and initiate a comprehensive review of the Joint Development Plan.

3.3 Regulatory Matters.

3.3.1 Regulatory Responsibilities. ACELYRIN shall have the sole right to seek, hold and maintain all Drug Approval Applications and other Regulatory Approvals for the Licensed Products and to conduct all other regulatory activities for the Licensed Products, in the Exclusive Field in the ACELYRIN Commercialization Territory, in its own name and at its sole expense. As between the Parties, Affibody shall be responsible for seeking, holding and maintaining all Drug Approval Applications and other Regulatory Approvals for the Licensed Product, and conducting all regulatory activities for the Licensed Products, outside the ACELYRIN Commercialization Territory, all under the oversight of the GJSC. Each Party shall keep the other Party informed of all Development activities, including periodic reports of results, side-effects, meetings with appropriate personnel to discuss results, protocols, plans and strategies and, upon request, providing copies of all Drug Approval Applications (including advance copies for review and comment by the other Party) and correspondence with Regulatory Authorities related to the Development of Licensed Products in the Exclusive Field in each Party’s territory as more specifically provided hereunder. ACELYRIN may use one or more of its Affiliates or Sublicensees to perform any of the activities under this Section 3.3. Without limiting the foregoing, ACELYRIN may, in its sole discretion, authorize Affibody or Inmagene to conduct certain Development activities (including interaction with the applicable Regulatory Authorities) in the ACELYRIN Development Territory to the extent proposed by Affibody or Inmagene to the GJSC and subsequently approved by the GJSC. For the avoidance of doubt, Inmagene may conduct Development activities in the ACELYRIN Development Territory pursuant to the Inmagene [***] Letter Agreement and the [***] Letter Agreement.

3.3.2 Regulatory Ownership. To the extent permitted by Applicable Law, as between the Parties, (a) ACELYRIN, or its Affiliates or designees, shall own all Regulatory Approvals, Regulatory Filings and Regulatory Documentation for the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory; and (b) Affibody shall own all Regulatory Approvals, Regulatory Filings and Regulatory Documentation for the Licensed Products in the Exclusive Field outside the ACELYRIN Commercialization Territory. The Parties shall use good faith efforts to cooperate to effectuate this Section 3.3.2 to the fullest extent permitted by Applicable Law, and Affibody shall use good faith efforts to enforce the terms of the Inmagene Agreement in a manner consistent with the foregoing. If after the Parties’ use of good faith efforts and due to restrictions imposed by Applicable Law, ACELYRIN, its Affiliates or designees are unable to become the legal and beneficial owner of the Regulatory Approvals, Regulatory Filings and Regulatory Documentation for Licensed Products in any country in the ACELYRIN Commercialization Territory, then, at ACELYRIN’s request, (i) Affibody (or an Affiliate or Inmagene) shall be the legal and beneficial owner of the applicable Regulatory Approvals, Regulatory Filings and Regulatory Documentation for the Licensed Products in such country, (ii) Affibody shall designate, or shall cause Inmagene to designate, ACELYRIN or its Affiliates or designees as Affibody (or Inmagene) and its Affiliates’ express and authorized regulatory agent for the Licensed Products in such country, and (iii) to the extent later permitted by Applicable Law and requested by ACELYRIN, Affibody will promptly cooperate, and shall cause Inmagene to cooperate, with ACELYRIN and its

Affiliates or designees, including transferring and assigning all Regulatory Approvals, Regulatory Filings and Regulatory Documentation to ACELYRIN, its Affiliates or designees, to allow ACELYRIN, its Affiliates or designees to be the legal and beneficial owner of all Regulatory Approvals, Regulatory Filings and Regulatory Documentation for Licensed Products in such country.

3.3.3 Regulatory Support. Each Party shall support the other Party, and Affibody shall cause Inmagene to support ACELYRIN, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products in their respective territories, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the Joint Development Plan. Each Party may use any documents or other materials provided by the other Party (or from Inmagene, directly or indirectly) under this Section 3.3.3 in its Development, Regulatory Filings and Commercialization of Licensed Products in its respective territory in accordance with Section 2.2.

3.3.4 Technology Support. For a period commencing on the Effective Date and ending on [***], upon ACELYRIN’s request, Affibody shall provide ACELYRIN with appropriate and necessary technology support related to the Licensed Affibody Technology to assist ACELYRIN with Development of the Licensed Product, [***], provided, that [***]. At ACELYRIN’s reasonable request, Affibody shall use commercially reasonable efforts to provide reasonable technology support from Affibody after [***].

3.3.5 CMC Information. In the case of chemistry, manufacturing and controls information required to be submitted to a Regulatory Authority in the Inmagene Territory, including in any CTA or Drug Approval Application (“CMC Information”), in order to ensure the success of Inmagene’s Regulatory Filings, Affibody has, under the Inmagene Agreement, [***]. Therefore, prior to any CTA or Drug Approval Application in the Inmagene Development Territory, ACELYRIN shall, promptly at the request of Affibody (on behalf of Inmagene), in any event no later than [***] after Affibody’s written request, deliver such CMC Information for regulatory submission existing on the date of delivery by electronic mode to Affibody. ACELYRIN shall use Commercially Reasonable Efforts with respect to the CMC activities and the preparation of CMC Information as agreed to by the GJSC from time to time.

3.3.6 Communications with Regulatory Authorities. Each Party shall be solely responsible for any communications with the Regulatory Authorities occurring or required in connection with performing its responsibilities set forth in Section 3.3.1 and shall designate a representative to serve as the designated regulatory representative with respect to such communications. The Parties shall cooperate with one another to keep each other informed of any significant interface or communication with the applicable Regulatory Authority and shall inform the other Party and the GJSC preferably [***] submitting a required report to any Regulatory Authority, and Affibody shall ensure that Inmagene cooperates with ACELYRIN in the same manner.

3.3.7 Commercialization Discussions. The Parties acknowledge and agree that the GJSC is intended as a forum for discussion and resolution of any and all Commercialization- related issues, subject to any restrictions that may be imposed by Applicable Law. To the extent permitted by Applicable Law, each Party shall share (or in the case of Affibody, shall cause Inmagene to share) via the GJSC any [***] for Licensed Products from its territory that may be required to support any other Party in compiling and submitting [***] for the purpose of seeking [***] in its territory. Prior to the first filing for Regulatory Approval for a Licensed Product anywhere in the world, the Parties shall, and Affibody shall cause Inmagene to, discuss in good faith and use commercially reasonable efforts to reach agreement on the [***] for the Licensed Product. The Parties will, and Affibody will ensure that Inmagene will, use commercially reasonable efforts to pursue [***] in their respective territories in a manner that is not inconsistent with any [***] for the applicable Licensed Product. In the event that [***] of a Licensed Product in the Inmagene Commercialization Territory becomes a [***]

3.3.8 Regulatory Records. ACELYRIN and Affibody each shall maintain, or cause to be maintained (including in the case of Affibody, by Inmagene), records of its respective Development activities with respect to the Licensed Products in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development activities, and which shall be retained by such Party for at least [***] after the termination of this Agreement, or for such longer period as may be required by Applicable Law. All records should be retained in a secure area reasonably protected from fire, theft and destruction. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except to the extent that a Party reasonably determines that such records contain Confidential Information that is not licensed to the other Party, or to which the other Party does not otherwise have a right hereunder. Each Party shall provide the other Party with such additional information regarding such Party’s Development activities as the other Party may reasonably request from time to time.

3.3.9 Registration of Clinical Studies. Each Party shall register information relating to Clinical Studies it conducts as required by Applicable Law (e.g., with www.clinicaltrials.gov and the EU Clinical Trials Register). Affibody shall ensure that Inmagene registers information relating to Clinical Studies it conducts as required by Applicable Law.

ARTICLE 4

COMMERCIALIZATION

4.1 Commercialization of the Licensed Product.

4.1.1 General. Subject to Section 4.5, ACELYRIN shall have the exclusive right to Commercialize the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory in accordance with this Agreement and all Applicable Law. Affibody (or Inmagene, as the case may be under the Inmagene Agreement) shall have the exclusive right to Commercialize the Licensed Products in the Exclusive Field in the Inmagene Commercialization Territory in accordance with this Agreement and all Applicable Law.

4.1.2 Commercialization Obligations. ACELYRIN shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory after obtaining the applicable Marketing Authorization(s).

4.1.3 [***]

4.2 Promotional Materials and Activities. Each Party shall be responsible for preparing all Promotional Materials used to support the Commercialization of the Licensed Products in the Exclusive Field in its respective territory. Without prejudice to Section 2.4 of this Agreement, all Promotional Materials, packaging and Product Labeling for the Licensed Products used by Affibody, Inmagene, or their respective Affiliates or licensees in connection with the Licensed Products in the Inmagene Commercialization Territory and the Affibody CoCommercialization Territory shall contain the Product Trademarks and, except where prohibited by Applicable Law or otherwise requested by ACELYRIN, the corporate name of the selling or promoting entity and the corporate name of ACELYRIN with equal prominence. Promotional activities will be agreed by the Parties in the Commercialization Plan and progress will be overseen by the GJSC.

4.3 Statements and Compliance with Applicable Law.

4.3.1 Sales Force Compliance. With respect to each Party’s respective territory, each such Party shall and shall use commercially reasonable efforts to ensure that any Sublicensee, or Inmagene (in the case of Affibody), shall, train and monitor its sales representatives so that such sales representatives: (i) limit claims of efficacy and safety for the Licensed Products to those that are consistent with Applicable Law and with approved (by the appropriate Regulatory Authority) promotional claims in Product Labeling and Promotional Materials for the Licensed Products, and not add, delete or otherwise modify claims of efficacy and safety in the promotion of the Licensed Products in any respect from those claims of efficacy and safety that are contained in such approved Product Labeling and Promotional Materials, (ii) Commercialize the Licensed Products in accordance in all material respects with Applicable Law and applicable codes for the promotion of pharmaceutical products, including marketing, promotion and distribution of medicinal products; and (iii) have in place a comprehensive sales force compliance program to ensure that such obligations are effectively implemented.

4.3.2 Medical and Other Inquiries. Each Party shall, and shall use commercially reasonable efforts to ensure that any Sublicensee, or Inmagene (in the case of Affibody) shall, be responsible for responding to all medical questions or inquiries from customers or others in its respective territory relating to the Licensed Products sold in its respective territory. Each Party shall, and shall use commercially reasonable efforts to ensure that Inmagene or any Sublicensee, as applicable, shall, keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.

4.3.3 Compliance with Laws. Each Party shall, and shall use commercially reasonable efforts to ensure that any Sublicensee, or Inmagene (in the case of Affibody) shall, comply with all Applicable Law with respect to the Commercialization of the Licensed Products in the Exclusive Field in its respective territory.

4.4 Commercialization Plan and Implementation.

4.4.1 Commercialization Plan. The Commercialization of the Licensed Products by ACELYRIN shall be conducted using Commercially Reasonable Efforts in accordance with an annual plan to be prepared by the Parties with respect to the ACELYRIN Commercialization Territory (the “Commercialization Plan”), which plan shall be consistent with ACELYRIN’s obligations set forth in Section 4.1. Without limiting any other provisions of this Agreement, a breach by ACELYRIN of this Section 4.4.1 or Section 4.1.2 is deemed a material breach of this Agreement. The Commercialization Plan shall include: [***].

4.4.2 Ongoing Disclosure Regarding Commercialization. Upon request, Affibody shall provide ACELYRIN with a reasonable level of assistance and consultation, including providing to ACELYRIN technical information necessary for the Commercialization of the Licensed Products in the Exclusive Field in the ACELYRIN Commercialization Territory, provided that any Affibody time commitments are reasonable and [***], and provided further that such support relates to Licensed Affibody Technology existing as of the date of ACELYRIN’s request. ACELYRIN shall keep Affibody informed about its efforts to Commercialize the Licensed Product, including summaries of its (and its Affiliates’ and Sublicensees’) major marketing activities, progress towards meeting the goals and milestones contained in this Agreement, significant developments in the Commercialization of the Licensed Product, any reasons for any deviations or variances (either in time or in sales or other numerical figures) in meeting sales projections, milestones or timelines, and representative samples of Promotional Materials. Such disclosures will be made through the members of the GJSC in a written report provided to Affibody at least [***] while Licensed Products are being sold anywhere in the ACELYRIN Commercialization Territory.

4.5 Affibody’s Co-Promotion Rights.

4.5.1 Option. Affibody shall have the right to Co-Promote Licensed Products in the Affibody Co-Commercialization Territory, such right exercisable as set forth in Section 4.5.2 (the “Co-Promotion Right”).

4.5.2 Exercise. Affibody shall notify ACELYRIN of its decision regarding whether to Co-Promote a Licensed Product in the Affibody Co-Commercialization Territory within three (3) months following the dosing of fifteen percent (15%) of the patients in the first Pivotal Study in the ACELYRIN Development Territory. If Affibody does not timely notify ACELYRIN by the deadline set forth in the immediately preceding sentence, Affibody’s right to Co-Promote such Licensed Product in the Affibody Co-Commercialization Territory shall no longer be available to Affibody with respect to such Licensed Product in the Affibody CoCommercialization Territory.

4.5.3 Co-Promotion Efforts. Simultaneously with Affibody’s exercise of its CoPromotion Right with respect to a Licensed Product in the Affibody Co-Commercialization Territory pursuant to Section 4.5.2, Affibody shall provide to ACELYRIN a binding notice of the anticipated sales force effort that Affibody will commit to Co-Promote such Licensed Product in the Affibody Co-Commercialization Territory, which shall be [***] by both Parties in Co-Promoting such Licensed Product in the Affibody Co-Commercialization Territory (the “Affibody Co-Pro Commitment Level”). Unless otherwise agreed by the Parties, [***].

4.5.4 Co-Promotion Agreement. Promptly, and in no event later than [***] following Affibody’s exercise of the Co-Promotion Right pursuant to Section 4.5.2, the Parties shall negotiate in good faith the terms of and enter into a co-promotion agreement (“CoPromotion Agreement”) consistent with this Section 4.5, including that during the [***] following the first Commercial Launch of the Licensed Product in the Affibody Co-Commercialization Territory, such Licensed Product will be Detailed in the primary or secondary position in the Affibody Co-Commercialization Territory, and containing other commercially reasonable terms as the Parties may agree, including compensation to Affibody for its Co-Promotion efforts; provided that, in the case of any conflict between any such CoPromotion Agreement and this Agreement, this Agreement shall control, unless the Parties explicitly agree otherwise. [***]

4.5.5 Right of First Negotiation. No later than [***] prior to the expected first Commercial Launch of Licensed Product in the European Union or United Kingdom, Affibody shall provide ACELYRIN with a written notice that it desires to enter into negotiations to expand the Affibody Co-Commercialization Territory to include all of the countries of the European Union and the United Kingdom (“Co-Promote Expansion Notice”). If Affibody provides a Co-Promote Expansion Notice to ACELYRIN in accordance with this Section 4.5.5, then from and after the receipt of the Co-Promote Expansion Notice by ACELYRIN and for [***] thereafter, [***] (the “Co-Promote Expansion Negotiation Period”), the Parties will negotiate with each other with respect to such Co-Promote rights in good faith and with the intent of entering into a mutually acceptable definitive, written agreement with respect to such expansion, provided that during such Co-Promote Expansion Negotiation Period, the Parties will exclusively negotiate with each other with respect to Co-Promote rights for Licensed Product in the European Union and the United Kingdom. If (x) Affibody does not provide a timely CoPromote Expansion Notice or (y) if Affibody provides a timely Co-Promote Expansion Notice but the Parties do not enter into a definitive agreement with respect to expansion of the CoPromotion Right to include all of the countries of the European Union and the United Kingdom during the Co-Promote Expansion Negotiation Period, then ACELYRIN shall have no further obligations under this Section 4.5.5.

ARTICLE 5

SUPPLY OF LICENSED PRODUCT

5.1 Clinical Supply of Licensed Product.

5.1.1 Subject to Section 3.1.1, unless otherwise agreed by the Parties, following the ACELYRIN Financing Date, ACELYRIN will be solely responsible for Manufacturing and supplying the Licensed Products for use in Clinical Studies in the Exclusive Field in the ACELYRIN Development Territory (including placebo for Clinical Studies) (“Clinical Supply”).

5.1.2 In addition, subject to Section 3.1.1, ACELYRIN shall Manufacture and supply all requirements of Licensed Products for Clinical Studies in the Inmagene Development Territory, on terms to be negotiated by the Parties in good faith and set forth in a separate supply agreement (the “Clinical Supply Agreement”) to be entered into between the Parties (or, if ACELYRIN and Inmagene agree, between ACELYRIN and Inmagene directly) within [***].

5.2 Commercial Supply of Licensed Product.

5.2.1 Unless otherwise agreed by the Parties, ACELYRIN shall be solely responsible for Manufacturing and supplying Licensed Products in the ACELYRIN Commercialization Territory for commercial sale and all other uses in the Exclusive Field other than Clinical Use (collectively, “Commercial Supply”).

5.2.2 [***]

5.3 Additional Supply Terms. The Parties shall, and shall cause any CMO it uses under this Agreement, to Manufacture and supply Drug Substance and Drug Product in compliance with Applicable Law (including using Manufacturing systems, processes and procedures that are compliant with applicable GMP) and applicable product specifications. The Parties agree that the Commercial Supply shall conform to the specifications and quality requirements set forth in the Commercial Supply Agreement.

5.4 [***]

ARTICLE 6

GOVERNANCE

6.1 Alliance Managers. Within [***], each Party will, and Affibody will cause Inmagene to, appoint a single individual to act as the primary point of contact between the Parties and Inmagene to support the oversight of the Parties’ activities under this Agreement and Inmagene’s and Affibody’s activities under the Inmagene Agreement (each an “Alliance Manager” and collectively the “Alliance Managers”). Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. The Alliance Managers will:

6.1.1 use good faith efforts to attend (either in person or by telecommunications) all meetings of the GJSC, but will be non-voting members at such meetings; and

6.1.2 be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the GJSC, or the appropriate subcommittee, in a timely manner.

6.2 Global Joint Steering Committee. As of the ACELYRIN Financing Date the Parties shall, and Affibody shall cause Inmagene to establish a “Global Joint Steering Committee” or “GJSC” that will, among other things, serve as forum for exchanging data, information, and strategy regarding the Licensed Products and facilitate the flow of information with respect to Development and regulatory activities being conducted under the Joint Development Plan, both under this Agreement and the Inmagene Agreement. Each Party shall designate its initial members of the GJSC within [***] after the ACELYRIN Financing Date by written notice to the other Party, and Affibody shall cause Inmagene to designate its initial members of the GJSC.

6.3 Membership of the GJSC. The GJSC shall be comprised of the Alliance Managers and [***] of Affibody, ACELYRIN, and Inmagene, selected by such entity. Each of ACELYRIN, Affibody, and Inmagene may replace its respective representatives at any time, with prior written notice to the others. ACELYRIN will designate a chairman for the GJSC. The chairman will be responsible for calling meetings and setting the agenda (which will include a list of all participants expected at a meeting) and circulating such agenda at least [***] prior to each meeting and distributing minutes of the meetings within [***] following such meeting (which minutes will be in the English language). In addition, each of the three entities may, at its discretion, invite employees, and, with the consent of the others, consultants or scientific advisors, to attend meetings of the GJSC as non-voting observers, who will be subject to confidentiality obligations at least as stringent as those set forth in ARTICLE 10.

6.4 Responsibilities of the GJSC. The GJSC’s responsibilities shall include, among others: (a) discussing and approving any changes to the Joint Development Plan, including approving (or establishing procedures to approve) protocols for Clinical Studies included in the Joint Development Plan and discussing and approving any other Clinical Studies conducted in the ACELYRIN Development Territory and the Inmagene Development Territory, (b) proposing, discussing, and approving Additional Indications for Licensed Products in the ACELYRIN Development Territory and the Inmagene Development Territory, (c) establishing protocols for the exchange of information, and exchanging information, relating to the coordination of global Development activities under this Agreement and the Inmagene Agreement, (d) monitoring progress toward the objectives and timelines set forth in the Joint Development Plan and the Commercialization Plan, (e) making modifications to and performing quarterly monitoring of progress of Clinical Studies, and proposing additional studies, for the Licensed Products in the ACELYRIN Development Territory and the Inmagene Development Territory, (f) discussing and approving any authorization by ACELYRIN of Inmagene or Affibody to conduct Development activities (including interaction with the applicable Regulatory Authorities) in the ACELYRIN Development Territory, (g) reviewing and monitoring the Study Costs and other Development Costs incurred or to be incurred by each Party and Inmagene as reported to the GJSC pursuant to Section 3.2.2 or under the Inmagene Agreement, (h) discussing and approving any adjustment to the then-effective FTE Rate for purposes of Section 3.3.4, (i) overseeing and establishing timelines for all Manufacturing-related activities described in Article 5 and Manufacturing Development activities, including the review and approval of any Manufacturing-related or Manufacturing Development-related contracts; (j) reviewing, commenting on, and approving regulatory submissions relating to the Licensed Products in the ACELYRIN Commercialization Territory and the Inmagene Commercialization Territory and discussing whether or not it would be beneficial to have ACELYRIN participate in certain meetings related to the Licensed Products with applicable Regulatory Authorities in the Inmagene Commercialization Territory, (k) reviewing and approving the strategy of each of Inmagene and ACELYRIN for the Commercialization of the Licensed Products in the Inmagene

Commercialization Territory and ACELYRIN Commercialization Territory, respectively, (l) reviewing, commenting on, and approving the Commercialization Plan and the commercialization plan proposed by Inmagene under the Inmagene Agreement, (m) overseeing the implementation of the strategy for Commercializing the Licensed Products for use in the Exclusive Field in the ACELYRIN Commercialization Territory and the Inmagene Commercialization Territory (including strategies related to reimbursement, advertising and promotion, brand integrity, sales, and launch sequence), (n) reviewing ACELYRIN’s and Inmagene’s marketing and promotional materials and activities as well as regional publications (and Affibody’s marketing and promotional materials and activities in the Affibody CoCommercialization Territory, if applicable), (o) reviewing, overseeing, and approving any other Development or Commercialization activities conducted by either Party hereunder or by Affibody or Inmagene under the Inmagene Agreement, (p) reviewing and approving any press releases, public information releases or publications of each Party and Inmagene relating to or mentioning the Licensed Products, and (q) serving as a forum for communication between the Parties and Inmagene and to resolve issues as mutually agreed.

6.5 Subcommittees. The GJSC shall create, when advisable, subcommittees such as, for example, a joint development committee, comprised of representatives of each Party having qualifications and experience relevant to a productive dialogue on the subject matter of each such subcommittee. All such subcommittees shall report to the GJSC.

6.6 Meetings. The GJSC will meet at such frequency as will be established by the Parties and Inmagene (but not less frequently than [***] prior to receipt of the first Regulatory Approval in the Inmagene Commercialization Territory and [***] thereafter). Meetings of the GJSC will cycle between the offices of the Parties and Inmagene, unless otherwise agreed upon by the members of the GJSC, or may be held telephonically or by video conference, but the Parties will attempt to hold at least [***] annually. Members of the GJSC may participate in and vote at meetings by telephone or video conference. Each Party and Inmagene will be responsible for expenses incurred by its employees and its members of the GJSC in attending or otherwise participating in GJSC meetings. If a representative of a Party or Inmagene is unable to attend a meeting, such Party or Inmagene, as the case may be, may designate an alternate with equivalent experience and authority as such representative to attend such meeting in place of the absent representative.

6.7 Decision Making. Each Party will have one vote on all matters that are within the responsibility of the GJSC. A quorum comprised of one-half (1/2) of the voting members of each Party’s and Inmagene’s GJSC representatives (which, for the avoidance of doubt, does not include [***]) must be present (including, for clarity, virtually via telephone or video conference) in order for the GJSC to vote on any and all decisions within the scope of the GJSC’s authority. If the unavailability of the representative of a Party or Inmagene prevents the GJSC from voting on any issue within [***] after calling for a vote on such issue, then the remainder of the GJSC (without the representatives of the unavailable Party(ies) shall be entitled to make a decision on such issue, notwithstanding the quorum requirement above. The members will use reasonable efforts to reach consensus on all decisions. If the members of the GJSC are unable to agree unanimously on a particular issue, such issue will be referred to the [***] of both Parties and Inmagene for resolution. If the [***] (or their designees) are unable to agree unanimously on a particular issue after a period of [***], then, unless otherwise specified elsewhere in this Agreement, (a) ACELYRIN shall have final decision-making authority on the matters relating to the ACELYRIN Commercialization Territory or otherwise adversely impacting the ACELYRIN Commercialization Territory or the global Development or Commercialization strategy for the Licensed Product in the Exclusive Field; provided that: (i) ACELYRIN reasonably considers comments made by Affibody and Inmagene in connection therewith, including comments relating to material changes to the Joint Development Plan or Commercialization Plan proposed by ACELYRIN; (ii) ACELYRIN shall not exercise its decision-making authority under this Section 6.7 in a manner that would be inconsistent with its obligations to use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in accordance with this Agreement; (iii) this Section 6.7 shall not be construed as modifying the rights and authority transferred by Affibody to Inmagene pursuant to the [***]; and (iv) ACELYRIN shall not exercise its decision-making authority under this Section 6.7 in a manner that would be reasonably expected to have a Material Adverse Effect on Inmagene, and any final decision made by ACELYRIN that is inconsistent with this Section 6.7(a) shall be of no effect; and (b) Inmagene shall have final decision-making authority on the matters solely relating to the Inmagene Commercialization Territory, provided that Inmagene shall not exercise its decision-making authority under this Section 6.7 in a manner that would be reasonably expected to have a Material Adverse Effect on Affibody and any final decision made by Inmagene that is inconsistent with this Section 6.7(b) shall be of no effect.

Notwithstanding anything to the contrary, the Parties and Inmagene have agreed [***].

6.8 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the Global Joint Steering Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The Global Joint Steering Committee shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.8 or compliance with which may only be waived as provided in Section 14.10.

ARTICLE 7

CONSIDERATION

7.1 Payments to Affibody. ACELYRIN shall make the following payments to Affibody:

7.1.1 Upfront Fee. ACELYRIN shall make a non-refundable payment of [***] within [***] after the Effective Date and, thereafter until the ACELYRIN Financing Date, no later than the last day of [***] following the Effective Date (i.e., starting with [***] and ending with [***], inclusive), ACELYRIN shall make a non-refundable payment of [***] to Affibody (the “[***]”). All such payments shall be creditable against the Full Upfront Payment (as defined below). ACELYRIN shall make a non-refundable, non-creditable payment of [***] (the “Full Upfront Payment”) to Affibody within [***] after the ACELYRIN Financing Date.

7.1.2 ACELYRIN Development and Regulatory Milestone Payments. ACELYRIN shall pay Affibody the following [***] (and for clarity, [***]), non-refundable, non-creditable milestone payments within [***][***] following Affibody’s invoice issued on or after the date of the achievement of the corresponding milestone event (of which ACELYRIN shall notify Affibody within [***] of such achievement):

ACELYRIN Development and Regulatory Milestones & Payments
Development and Regulatory Milestone Event	Payment Amount ($USD)
[***]	[	***]
Total	[	***]

References to “indication” in the above table expressly exclude [***]..

In the case of milestone (a) or (b), if the applicable milestone event is achieved with respect to a [***] that is a “[***]” or by any other [***] commenced prior to the [***], then the corresponding milestone payment shall not be due until the first to occur of [***].

7.1.3 Sales Milestone Payments. ACELYRIN shall pay Affibody the following [***], non-refundable, non-creditable sales milestone payments upon the first achievement of the corresponding level of the cumulative Net Sales of the Licensed Products in the ACELYRIN Commercialization Territory in a calendar year, with such payment to be made within [***] following the completion of the applicable [***] in which such level of sales is first achieved:

Sales Milestones & Payments
Annual Calendar Year Net Sales Level	Payment Amount ($USD)
[***]	[***]
Total	[***]

7.2 Royalties.

7.2.1 ACELYRIN Royalties. ACELYRIN shall pay Affibody royalties on the Net Sales in the ACELYRIN Commercialization Territory based on the following table:

ACELYRIN Royalty Payments
Annual Calendar Year Net Sales	Royalty Rates owed by ACELYRIN
[***]	[***]

7.2.2 Royalty Term. ACELYRIN’s obligations to pay royalties under this ARTICLE 7 shall commerce upon the first Commercial Launch of a Licensed Product in the ACELYRIN Commercialization Territory, and shall terminate, on a country-by-country, Licensed- Product by Licensed-Product basis, upon the later of (a) expiration of all Valid Exclusivity Rights for a Licensed Product in such country in the ACELYRIN Commercialization Territory and (b) ten (10) years from the first Commercial Launch of Licensed Product in such country (the “Royalty Term”).

7.2.3 Royalty Reduction. During the Royalty Term, the royalties payable by ACELYRIN to Affibody on Net Sales in respect of Licensed Products shall be reduced by [***].

7.2.4 Third Party Payments. As provided in Section 8.4.6, if any Third Party Intellectual Property Rights are required to be licensed in order for a ACELYRIN to market the Licensed Products in any country or countries in the ACELYRIN Commercialization Territory, the royalty owed in such country or countries by ACELYRIN will be [***].

7.2.5 Royalty Report. With [***] after the end of each [***] after the first Commercial Launch of a Licensed Product, ACELYRIN will submit to Affibody, a [***] royalty statement showing, on a country-by-country basis, at a minimum (a) Net Sales (or confirmation of none thereof), (b) a detailed breakdown of any deductions from the invoiced sales that were taken to calculate Net Sales (subject to availability of such information from Sublicensees), (c) the currency exchange rates used in determining such Net Sales, and (d) the amount of royalties due on such Net Sales (the “Royalty Report”). Net Sales, any applicable deductions, and all royalties shall be calculated in accordance with the applicable Accounting Standard for each Party (or, as applicable, Sublicensees), as consistently applied, and with the terms of this ARTICLE 7.

7.3 Priority Review Voucher.

7.3.1 Payment for Priority Review Voucher. If, at any time during the term, a priority review voucher is issued by the FDA to ACELYRIN or any of its Affiliates or Sublicensees that entitles such holder to priority review of and action upon a human drug application by the FDA not later than [***] after the filing of such application to the FDA, pursuant to Section 529 of the Federal Drug and Cosmetic Act (the “FD&C Act”), of a single human drug application submitted under Section 505(b)(1) of the FD&C Act or a single biologic application submitted under Section 351(a) of the means the U.S. Public Health Service Act for an indication of a Licensed Product within the scope of this Agreement (the “Priority Review Voucher”), ACELYRIN shall [***] notify Affibody thereof (and in any event within [***] after such issuance).

(a) If ACELYRIN, its Affiliate, or Sublicensee (as applicable) elects to apply the Priority Review Voucher for the benefit of an indication of a Licensed Product within the scope of this Agreement, ACELYRIN shall [***] of the median value of Priority Review Vouchers for the past ten (10) publicly available transactions (to be determined by the GJSC based on publicly available information on such transactions of Priority Review Vouchers) notify Affibody thereof, and no payment will be owed to Affibody.

(b) If ACELYRIN, its Affiliate, Sublicensee (as applicable) elects to apply the Priority Review Voucher for the benefit of an indication or a product outside the scope of this Agreement, ACELYRIN shall promptly notify Affibody thereof, and shall make a non- refundable payment to Affibody in the amount of [***] in advance of any such use by ACELYRIN, its Affiliate, Sublicensee of such Priority Review Voucher for the benefit of any indication or product outside the scope of this Agreement.

(c) If ACELYRIN, its Affiliate, Sublicensee (as applicable) elects to sell, transfer, or otherwise dispose of (however structured) such Priority Review Voucher to a Third Party, then (i) ACELYRIN will promptly notify Affibody (and in any event at least [***] prior to the consummation of such sale, transfer or other disposition of such Priority Review Voucher), and (ii) ACELYRIN will pay to Affibody [***] of any consideration received from such Third Party for such Priority Review Voucher, within [***] after the consummation of such sale, transfer or other disposition of such Priority Review Voucher.

7.3.2 Priority Review Voucher Tax Matters. Upon the issuance of such Priority Review Voucher, the Parties will discuss in good faith possible mechanisms to structure any transfers or payments under this Section 7.3 in a manner to reduce the corporate tax liability of the Parties.

7.4 Mode of Payment. All payments to be made by ACELYRIN to Affibody under this Agreement shall be made by ACELYRIN in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account as is designated in writing by the receiving Party. If by Applicable Law in a country or region in the ACELYRIN Commercialization Territory, conversion into U.S. Dollars or transfer of funds of a convertible currency to outside of such country or region becomes restricted, forbidden or substantially delayed, then ACELYRIN shall promptly notify Affibody and, thereafter, amounts accrued in such country or region under this ARTICLE 7 shall be paid to Affibody (or its designee) in such country or region in local currency by deposit in a local bank designated by Affibody and to the credit of Affibody, unless the Parties otherwise agree.

7.5 Currency Conversion. With respect to sales of Licensed Products invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars. With respect to sales of Licensed Products invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States Dollar equivalent. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States Dollars. For purposes of this Section 7.5, the United States Dollar equivalent shall be calculated using the rate of exchange at the close of business on the date ACELYRIN, its Affiliate, or its Sublicensee records the net revenue from the customer. Each daily exchange rate will be obtained from Bloomberg or, if not so available, as otherwise agreed by the Parties.

7.6 Taxes.

7.6.1 General. The royalties, milestones payments and other amounts payable by each Party to the other Party pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. If Applicable Law requires that taxes be withheld with respect to any Payments made by the paying Party to the receiving Party, the paying Party will: (a) deduct those withholding tax from the remittable Payments, (b) pay the withholding tax to the proper tax authority, and (c) send evidence of the obligation to pay such withholding tax together with proof of tax payment to the other Party on a timely basis following such withholding tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such withholding tax under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. Notwithstanding the foregoing, if the receiving Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the paying Party or the appropriate governmental authority (with the assistance of the paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold tax, and the paying Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. Each Party alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by ACELYRIN) levied on account of or measured in whole or in part by reference to, any such payments it receives.

7.6.2 Value Added Tax. Notwithstanding anything contained in Section 7.6.2, all Payments are exclusive of value added tax (“VAT”). If any VAT is chargeable in respect of any Payments, the paying Party shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by the other Party in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [***] after the receipt by the paying Party of the applicable invoice relating to that VAT payment. The Parties shall cooperate in accordance with Applicable Law to minimize any value added tax in accordance with this Agreement.

7.7 Interest on Late Payment. If any payment due under this Agreement is overdue (and is not subject to a good faith dispute), then interest shall be paid thereon (before and after any judgment) at [***], such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

7.8 Financial Records. ACELYRIN shall, and shall cause its Affiliates and use commercially reasonable efforts to cause its Sublicensees to, keep reasonably complete and accurate books and records of the invoiced sales (including any deductions therefrom) and Net Sales of Licensed Product, in sufficient detail to calculate the royalties payable under this Agreement. In addition, ACELYRIN shall, and shall cause its Affiliates, to keep reasonably complete and accurate books and records of DMC, in sufficient detail to calculate Supply Price for any Licensed Product supplied hereunder or under the Clinical Supply Agreement or Commercial Supply Agreement. Both Parties shall, and shall cause their respective Affiliates and Sublicensees, and Affibody shall cause Inmagene, to keep reasonably complete and accurate books and records pertaining to Study Costs in their respective territories, in sufficient detail to confirm any Study Costs that are reimbursed or paid for by, in whole or in part, by another Party or Inmagene. Such books and records shall be retained by both Parties, and their Affiliates and Sublicensees (as applicable) until the later of (a) [***] after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.9 Audit. At the request of either Party, the other Party shall, and shall cause its Affiliates and, with respect to ACELYRIN, its Sublicensees, to, permit the requesting Party and its representatives, at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 7.9. Such examinations may not (a) be conducted for any year more than [***] after the end of such year, (b) be conducted more than [***] in any [***] period or (c) be repeated for any year. Except as provided below, the cost of this examination shall be borne by the Party that requested the examination, unless the audit reveals a variance of more than [***]) from the reported amounts of underpayment by the audited Party or overpayment by the auditing Party, in which case the audited Party shall bear the cost of the audit. If such audit concludes that additional payments were owed or that excess payments were made during such period, the paying Party shall pay the additional royalties or the receiving Party shall reimburse such excess payments, with interest from the date originally due as provided in Section 7.7, within [***] after the date on which a written report of such audit is delivered to the Parties.

7.10 No Payments under Inmagene Agreement. Except to the extent expressly provided herein, in no event shall either Party be required to make any payments, or to reimburse the other Party for any payments Affibody owes, pays or receives, under the Inmagene Agreement.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Ownership of Background IP. Affibody shall retain all rights, title and interests in and to any Affibody Background IP. ACELYRIN shall retain all rights, title and interests in and to any ACELYRIN Background IP.

8.1.2 Ownership of Foreground IP. Subject to Sections 8.1.3 and 8.1.4 and the licenses and rights of reference granted under Section 2.1, as between the Parties, each Party shall own and retain all rights, title and interests in and to any and all: (a) Know-How that is conceived, discovered, developed or otherwise made solely and independently by or on behalf of such Party under or in connection with this Agreement (or its Affiliates or its licensees or Sublicensees) (as regards Affibody, “Affibody Foreground Know-How”, and as regards ACELYRIN, “ACELYRIN Foreground Know-How”), (b) any and all Patents covering or otherwise disclosing such Know-How in the foregoing clause (a) (as regards Affibody, “Affibody Foreground Patents”, and as regards ACELYRIN, “ACELYRIN Foreground Patents”), and (c) any other Intellectual Property Rights covering or otherwise disclosing the foregoing clauses (a) and (b), except to the extent that any such Know-How, Patents or other Intellectual Property Rights, is Joint Know-How, Joint Patents or Joint Intellectual Property Rights.

8.1.3 Ownership of Affibody Platform IP. Subject to the licenses and rights of reference granted under Section 2.1, as between the Parties, Affibody shall own and retain all rights, title and interests in and to all Affibody Platform IP and the Affibody Technology Improvements.

8.1.4 Clinical Data. As between the Parties, subject to Affibody’ s right of reference, ACELYRIN shall own and retain all rights, title and interests in and to all Clinical Data generated by or on behalf of ACELYRIN in the ACELYRIN Development Territory.

8.1.5 Ownership of Joint Patents and Joint Know-How. Except as expressly set forth in Section 8.1.2 and Section 8.1.3, as between the Parties, the Parties shall each own an equal, undivided interest in any and all (a) Know-How that is conceived, discovered, developed or otherwise made jointly by or on behalf of Affibody (or its Affiliates), on the one hand, and ACELYRIN (or its Affiliates or its Sublicensees), on the other hand, in connection with the work conducted pursuant to the Joint Development Plan (the “Joint Know-How”), (b) Patents covering or otherwise disclosing such Know-How in the foregoing clause (a) (the “Joint Patents”), and (c) any other Intellectual Property Rights related to the foregoing clauses (a) and (b) (collectively (a) through (c), the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Intellectual Property Rights. Each Party shall, under a fully-paid perpetual irrevocable and sublicensable license from the other Party, have the right to exploit the Joint Intellectual Property Rights outside the scope of this Agreement, in any manner that is not inconsistent with the rights and obligations of the Parties under this Agreement in its sole discretion, in each case, without the consent of, or an accounting to, the other Party and each Party hereby waives any right it may have under Applicable Laws to require such consent or accounting, and provided that neither Party shall assign its rights in any Joint Intellectual Property Rights without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

8.1.6 Inventorship. The inventorship of any inventions (including any KnowHow, Patents or other Intellectual Property Rights) first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with Applicable Laws of the country or jurisdiction where the applicable invention is first made, and the Parties will name only the true and real inventors according to their contributions to each invention.

8.2 Maintenance and Prosecution of Patents and Trademarks.

8.2.1 Maintenance and Prosecution by Affibody. Affibody shall Prosecute all Joint Patents (in the name of both Parties) and Licensed Affibody Patents, at its own costs or, with respect to Joint Patent, with Parties sharing the related costs equally. Affibody shall also control the registration, prosecution and maintenance of the Product Trademarks in the Inmagene Commercialization Territory, at Affibody’s expense.

8.2.2 ACELYRIN’s Step-In Right. With respect to the ACELYRIN Commercialization Territory, Affibody shall not abandon or cease the Prosecution of any Licensed Affibody Patent or Joint Patent without ACELYRIN’s consent, provided that ACELYRIN shall not unreasonably withhold, condition or delay such consent. If Affibody elects not to file or continue to Prosecute or maintain any Licensed Affibody Patent which covers or claims a Licensed Product or any Joint Patent in the ACELYRIN Commercialization Territory, then it shall notify ACELYRIN in writing at least [***] before any deadline applicable to the Prosecution or maintenance of such Patents in the ACELYRIN Commercialization Territory or any other date by which an action must be taken to establish or preserve such Patents in the ACELYRIN Commercialization Territory. If despite ACELYRIN’s disagreement, Affibody has decided to abandon or cease the Prosecution or maintenance of any Licensed Affibody Patent or Joint Patent in the ACELYRIN Commercialization Territory, then ACELYRIN shall have the right to pursue the Prosecution or maintenance of such Patents in its own name in the ACELYRIN Commercialization Territory, through patent counsel of ACELYRIN’s choice and at ACELYRIN’s cost and expense. Affibody shall grant to ACELYRIN all powers of attorney required to enable ACELYRIN to assume maintenance and Prosecution of such Patents.

8.2.3 Maintenance and Prosecution by ACELYRIN. ACELYRIN shall have the sole right, but not the obligation to Prosecute and maintain all ACELYRIN Patents. ACELYRIN shall also control the registration, prosecution and maintenance of the Product Trademarks in the ACELYRIN Commercialization Territory, at ACELYRIN’s expense.

8.2.4 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 8.2. Each Party shall (a) keep the other Party currently informed of the status of and all steps to be taken in the preparation and prosecution of all applications filed by it according to this Section 8.2, (b) furnish the other Party with copies of such applications for Patents, amendments thereto reasonably in advance of submission, and other related material correspondence to and from patent offices, and (c) to the extent reasonably practical, permit the other Party an opportunity to offer its comments thereon no later than [***] before the applicable deadline, and give such comments good faith consideration before making a submission to a patent office which could materially affect the scope or validity of the Patent coverage that may result. Such other Party shall offer its comments, if any, promptly. In respect of the Prosecution of counterpart patent applications of the same Licensed Affibody Patent in different countries, the Parties shall coordinate such filings (and Affibody shall cause Inmagene to coordinate such filings, as applicable) so that they take consistent positions with patent offices; if there are any disputes about such filings, ACELYRIN shall have the right to make all final decisions, and Affibody agrees to exercise its final decision-making right in the Inmagene Agreement as needed to cause Inmagene to take such consistent positions.

8.2.5 Patent Term Extensions. The GJSC shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensed Affibody Patents and Joint Patents in any country in the ACELYRIN Territory; provided that any applications or filings with respect thereto shall be made by Affibody, at its own cost or, in the case of Joint Patents, by Affibody with the Parties sharing all costs equally. Each Party shall reasonably cooperate, as requested by the other Party, to promptly and timely implement or effect any decisions made under this Section 8.2.5. Notwithstanding the foregoing, the Parties shall coordinate their activities with respect to any patent term extension with respect to all Patents in order to secure the optimal protection for the Licensed Products available under Applicable Law.

8.3 Enforcement of Patents and Trademarks.

8.3.1 Rights and Procedures. If either Party reasonably believes that a Third Party may be infringing any of the Licensed Affibody Patents, ACELYRIN Patents, the Joint Patents or the Product Trademarks, such Party shall promptly notify the other Party in writing. With respect to such suspected infringement by activities pertaining to the Therapeutic Compound or Licensed Products for use in the Exclusive Field (“Alleged Infringement”) in the ACELYRIN Territory, ACELYRIN shall have the first right, but not the obligation, to take any measures it deems appropriate to stop such Alleged Infringement by such Third Party in the ACELYRIN Territory, including initiating a law suit against such infringer, in its name, or if required under Applicable Law, naming Affibody as a party. If ACELYRIN fails within [***] following notice of such infringement to take reasonable steps to stop any such Alleged Infringement (or thereafter ceases to diligently prosecute any action), Affibody shall have the right, but not the obligation, to do so. The enforcing Party shall not take any position with respect to, or compromise or settle, any such infringement actions in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Patents solely owned by or licensed to the other Party or any Joint Patents without such other Party’s prior written consent. To the extent that Affibody or Inmagene enforces Patents in the Inmagene Territory against Alleged Infringement in the Inmagene Territory, Affibody shall, or shall cause Inmagene to, not take any position with respect to, or compromise or settle, any such infringement actions in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Patents solely owned by or licensed to ACELYRIN or any Joint Patents without ACELYRIN’s prior written consent.

8.3.2 Cooperation. Upon reasonable request by the enforcing Party, the other Party shall give the enforcing Party all reasonable information and assistance, including allowing the enforcing Party access to the other Party’s files and documents and to the other Party’s personnel who may have possession of relevant information. If either Party is unable to initiate or to prosecute any action under this Section 8.3 solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action and will execute, and cause its Affiliates to execute, all documents necessary for the enforcing Party to initiate litigation to prosecute and maintain such action. Each Party shall keep the other Party informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. Each Party may be represented by counsel of its choice.

8.3.3 Costs and Expenses. [***] costs and expenses relating to any enforcement action pursuant to Section 8.3. Any damages or other amounts collected shall be used [***].

8.4 Third Party Patent Infringement.

8.4.1 If the Development, Manufacture or Commercialization of a Licensed Product in the Exclusive Field pursuant to this Agreement or the Inmagene Agreement results in, or may result in, an infringement action by a Third Party alleging infringement of the Patents, Trademark or any other Intellectual Property Right of such Third Party (a “Third Party Infringement Action”), the Party first receiving notice thereof shall promptly notify the other Party thereof in writing.

8.4.2 ACELYRIN shall have the first right to assume direction and control of the defense of any Third Party Infringement Action in the ACELYRIN Territory (including the right to settle such claims). If ACELYRIN does not assume such defense within [***] after such notice from Affibody, Affibody shall have the right to assume such defense. In any event all litigation expenses, including attorney fees, incurred in such defense by the Party assuming such defense shall be equally borne by the Parties.

8.4.3 The defending Party will keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding and agrees to provide the other Party with copies of all pleadings filed in such action in sufficient time for the other Party to review and provide comments that the defending Party shall consider in good faith. The other Party shall cooperate in the defense of such claim and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the defending Party. Such cooperation shall include access during normal business hours afforded to the defending Party to, and reasonable retention by the other Party of, records and information that are reasonably relevant to such infringement claim, and making its employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

8.4.4 Unless otherwise set forth in this Agreement, including ARTICLE 12, the Party entitled to defend any Third Party Infringement Action in accordance with this Section 8.4 shall have the right to settle such claim, including entering into a license or other agreement with a Third Party; provided that such Party shall not have the right to settle such Third Party Infringement Action in a manner that involves an admission of invalidity or unenforceability with respect to, in whole or in part, Intellectual Property Rights owned by or exclusively licensed to such other Party, without the prior consent of the other Party, such consent to be granted or withheld in its sole discretion.

8.4.5 If the Development or Commercialization of a Licensed Product in the ACELYRIN Territory is judged or adjudicated to infringe the Patents of any Third Party in the ACELYRIN Territory (or such claims are settled), the Parties shall share equally all damages and other amounts awarded such Third Party for past infringement (including any settlement amount). If such Third Party claim is settled by entering into an agreement granting a license or other rights to continue to Develop or Commercialize the Licensed Product in the ACELYRIN Territory, such agreement shall be treated in the same manner as provided in Section 8.4.6 below.

8.4.6 If, after the Effective Date, it is necessary for ACELYRIN to license one or more Patents from one or more Third Parties in order to Develop, Commercialize or use any Licensed Product in a country in the ACELYRIN Territory without infringing a Patent of a Third Party (each such Third Party license referred to herein as a “Third Party License”), then in accordance with Section 7.2.4, any royalty or other payment payable under Section 7.2 that is otherwise payable to Affibody under this Agreement with respect to Net Sales of any Licensed Product in such country shall be [***].

8.4.7 In no event shall Affibody have any liability under this Section 8.4, including to defend any claim and any liability for damages, nor shall ACELYRIN have any right to reduce any payments under Section 8.4.6, for any infringement to the extent arising out of (a) the use of the Licensed Products for any use other than in the Exclusive Field in the applicable ACELYRIN Territory, (b) the combination of a Licensed Product with any other product or service not provided by Affibody, its Affiliates or licensees, or (c) the use of any other product, method or service in connection with the Development or Commercialization of the Licensed Products not provided by Affibody, its Affiliates or licensees. Except for liabilities under Section 12.2 for breach of any representation or warranty under ARTICLE 11, Affibody’s sole liability in respect of infringement of any Third Party Patents shall be as provided in this Section 8.4.

ARTICLE 9

COMPLAINTS; ADVERSE EVENTS; RECALLS

9.1 Complaints. Each Party shall maintain a record of any and all Complaints it receives with respect to a Licensed Product. Each Party shall investigate the Complaint and, to the extent required to be reported to any Regulatory Authority or related to any Adverse Event, notify the other Party in reasonable detail of any Complaint received by it within [***] after the initial report of the event, and in any event in sufficient time to allow such Party (or its Affiliate or licensee, including Inmagene in the case of Affibody) to comply with all Applicable Law in any country in its respective territory (i.e., the ACELYRIN Territory in the case of ACELYRIN and the Inmagene Territory in the case of Affibody). For purposes of this Section 9.1, a “Complaint” means any oral or written communication of dissatisfaction regarding the identity, quality, durability, reliability or performance of a Licensed Product. Examples include appearance, low fills, foreign materials, foreign product, lack of effect reports, defective packaging or defective labeling.

9.2 Adverse Event Reporting. Each Party shall provide the other Party with all information [***] for such other Party to comply with its pharmacovigilance responsibilities, including any Adverse Events from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical trials and commercial experiences with a Licensed Product. “Adverse Event” means [***].

9.3 Pharmacovigilance. Subject to the terms of this Agreement, Affibody and ACELYRIN shall discuss an amendment to the existing pharmacovigilance agreement between Affibody and Inmagene to add ACELYRIN as a party and to accommodate ACELYRIN’s reasonable comments. Until such amended pharmacovigilance agreement between the Parties and Inmagene is executed (the “Pharmacovigilance Agreement”), the terms of Sections 9.1 and 9.2 shall apply. Following the execution of the Pharmacovigilance Agreement, such Sections shall continue to apply unless expressly amended by the Parties, provided that in the event of any conflict between the terms of Sections 9.1 and 9.2 and the terms of the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement shall control. It is anticipated that such Pharmacovigilance Agreement shall include provisions for the exchange between the Parties of Adverse Event reports, the transfer to ACELYRIN and maintenance by ACELYRIN of an electronic database comprised of all adverse events reported on a worldwide basis with respect to the Licensed Products and the establishment of appropriate mechanisms by which Affibody and/or Inmagene can, in a timely manner, access such database to comply with Applicable Law and to perform its responsibilities and exercise its rights under this Agreement and the Inmagene Agreement. Each Party shall be responsible for its own costs incurred in connection with receiving, recording, translating, reviewing, communicating, reporting and responding to adverse events.

9.4 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within [***], advise the other Party thereof by telephone (and confirm by email or facsimile), email or facsimile. Following notification of a recall in the ACELYRIN Territory, the GJSC shall meet to discuss such notification or recall and ACELYRIN shall decide whether to conduct a recall (except in the case of a government- mandated recall) and the manner in which any such recall shall be conducted. Following notification or a recall in the Inmagene Territory, the GJSC shall meet to discuss such notification or recall and Inmagene shall decide, subject to any applicable GJSC decision-making rights as provided in Section 6.4, whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. At all times during the term of this Agreement and for a period of [***] following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means the terms of this Agreement, any information provided by one Party to another before or after the Effective Date that relates to the terms of this Agreement, the Therapeutic Compound or the Licensed Products (including the Regulatory Documentation, Regulatory Approvals and any information or data contained therein), any Development or Commercialization of the Therapeutic Compound or the Licensed Products or the scientific, regulatory or business affairs or other activities of either Party. All Clinical Data shall be the Confidential Information of the Party that owns such data, regardless of which Party furnished such data. Such Confidential Information may be used by the receiving Party only for the purposes of carrying out obligations or exercising its rights set forth in this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;

10.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;

10.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

10.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1 Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.2.2 Made by the receiving Party to any Regulatory Authorities as required in connection with any request for Regulatory Approval, any filing or application (including (a) with respect to ACELYRIN (once it becomes a public company), disclosures required of public companies under Applicable Law and (b) with respect to Affibody, any disclosures required of public companies under Applicable Law in Sweden); provided, however, that prior notice of such disclosure shall be provided to the other Party and reasonable measures, to the extent available and after consultation with the other Party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement;

10.2.3 Made by either Party or its Affiliates or Sublicensees to Third Parties as may be necessary or useful in connection with the Manufacture or Exploitation of the Therapeutic Compound or the Licensed Products (to the extent permitted or contemplated hereunder) or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 10; or

10.2.4 Made under confidentiality undertakings to any potential acquirer, merger partner, or potential providers of equity or debt financing, or other financial partners, and advisors of any of the foregoing, provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 10 (provided that the confidentiality period may be shorter than provided in ARTICLE 10, so long as such period is commercially reasonable).

10.3 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement; provided that, if reasonably practicable, the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof. Without limiting the foregoing, the Parties acknowledge and agree that there shall be no press release or other similar public communication relating to this Agreement prior to [***].

10.4 Patient Information. The Parties agree to abide (and to cause their respective Affiliates and Sublicensees to abide) and to take (and to cause their respective Affiliates and Sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164, the European General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679), and any other Applicable Law, in the course of their performance under this Agreement.

10.5 Publications. After discussion at the GJSC (or its appropriate designee), ACELYRIN shall determine the strategy for, and coordinate, the publication and presentation of results generated under this Agreement including studies of the Licensed Products or other data generated under this Agreement. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent application until [***] after such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, which pertains to results generated under this Agreement including Clinical Studies or other studies with respect to the Licensed Products or includes other data generated under this Agreement or which includes Confidential Information of the other Party. The Parties shall establish such procedures and timelines that may be required to implement the principles set forth in this Section 10.5. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use Commercially Reasonable Efforts to cause investigators and institutions participating in Clinical Studies for the Licensed Products under this Agreement with which it contracts to agree to terms substantially similar to those set forth in this Section 10.5, which efforts shall satisfy such Party’s obligations under this Section 10.5 with respect to such investigators and institutions.

10.6 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights hereunder: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, [***], all copies of such Confidential Information in the possession of the other Party; provided, however, [***]. Notwithstanding the foregoing, such other Party also shall be permitted to [***]. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date and the ACELYRIN Financing Date:

11.1.1 Organization. It is a corporation duly organized and in good standing under the laws of its jurisdiction, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

11.1.2 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.3 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patents, Trademarks or other Intellectual Property Rights of any other Person.

11.1.4 Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.1.5 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or regulation or any provision of the articles of association or limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

11.2 Additional Representations and Warranties of Affibody. Affibody represents and warrants to ACELYRIN that, as of the Effective Date:

11.2.1 Affibody, itself or through its Affiliates, is the sole and exclusive owner of the Licensed Affibody Patents existing on the Effective Date, free and clear of all liens. It has sufficient legal or beneficial title and ownership or sufficient license rights under the Licensed Affibody Technology to grant the right and licenses to ACELYRIN hereunder.

11.2.2 The Patents listed on Schedule 1.100 constitute all of the Patents Controlled by Affibody as of the Effective Date that are Licensed Affibody Patents. Affibody has not granted to any Third Party any rights or licenses under any of the Licensed Affibody Know-How, Licensed Affibody Patents or Product Trademarks that would conflict with the licenses granted to ACELYRIN hereunder.

11.2.3 Affibody has no Knowledge of any actual infringement or threatened infringement of the Licensed Affibody Patents or Licensed Affibody Know-How by any Person. Affibody has complied in all material respects with Applicable Laws, including any duties of candor to applicable patent offices, in connection with the Prosecution and maintenance of the Licensed Affibody Patents listed on Schedule 1.100. None of the patent applications or issued Patents listed on Schedule 1.100 has lapsed by reason of abandonment or non-payment of fees, and Affibody has paid all maintenance fees which are due with respect to such Licensed Affibody Patents.

11.2.4 No written claim or litigation has been brought or, to Affibody’s Knowledge, threatened by any Person alleging that (a) the Licensed Affibody Patents or the Licensed Affibody Know-How are invalid or unenforceable or (b) the Development and Commercialization of the Therapeutic Compound or the Licensed Products as currently conducted infringes any Patent, Trademark or other Intellectual Property Right Controlled by any Third Party. Affibody has no Knowledge of any actual or alleged infringement of any Patent, Trademark or other Intellectual Property Right of a Third Party by the activities set forth in clause (b).

11.2.5 None of the existing Licensed Affibody Patents are licensed from a Third Party. Affibody will not enter into any agreement nor grant any Third Party any rights with respect to the Licensed Affibody Patents or Licensed Affibody Know-How that is inconsistent with the rights granted to ACELYRIN under this Agreement.

11.2.6 With respect to all Licensed Affibody Technology owned or purported to be owned by Affibody or its Affiliates, all Persons acting on Affibody’s behalf, including its and its Affiliates’ employees, have a binding obligation, whether under an enforceable written agreement or other arrangement (such as a collective agreement) or Applicable Law to assign ownership of, or grant exclusive rights to, Affibody or its Affiliate all Intellectual Property Rights created in the course of their employment or engagement, including Licensed Affibody Technology.

11.2.7 To Affibody’s Knowledge, it (and any Third Party Subcontractor acting under its authority) has complied in all material respects with all Applicable Laws and applicable governmental regulations and industrial standards (including GCP and GMP) in connection with the Development, Manufacture, storage and disposition of the Therapeutic Compound and the Licensed Products (including information and data provided to Regulatory Authorities), and has not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or to its Knowledge, is the subject of a debarment proceeding by any Regulatory Authority.

11.2.8 Affibody and its Affiliates have taken, and have taken reasonable and customary measures to cause its and their respective employees, consultants, licensees and Subcontractors to take, reasonable precautions to preserve the confidentiality of Licensed Affibody Know-How and Confidential Information.

11.2.9 Other than Inmagene as forth in the Inmagene Agreement, Affibody has not granted any Third Party any rights to Develop or Commercialize the Licensed Products, Licensed Affibody Patents, or Licensed Affibody Know-How. Affibody has provided ACELYRIN with true and complete copy of the Inmagene Agreement, including any amendments thereto. There are no terms or conditions in the Inmagene Agreement that would prevent ACELYRIN from exercising the rights purportedly granted to it under this Agreement. Neither Affibody nor its Affiliates are in material breach or default under the Inmagene Agreement, nor, to Affibody’s Knowledge, is Inmagene in material breach of the Inmagene Agreement, and neither Affibody nor its Affiliates have received any written notice of breach or default with respect to the Inmagene Agreement. The execution and performance of this Agreement does not constitute a material breach of the Inmagene Agreement. Following the Effective Date, Affibody shall not amend or modify, or waive any rights it may have under, the Inmagene Agreement, except with ACELYRIN’s prior written consent.

11.2.10 To Affibody’s Knowledge, Affibody has disclosed to ACELYRIN all material scientific and technical information and documentation relating to safety and efficacy known to it or its Affiliates with respect to the Therapeutic Compound to the extent that such information is reasonably relevant to the Development, Commercialization, Manufacture or use of a Licensed Product by ACELYRIN as contemplated by this Agreement.

11.3 Additional Representations, Warranties and Covenants of ACELYRIN. ACELYRIN represents, warrants and covenants to Affibody that:

11.3.1 As of the Effective Date, ACELYRIN has sufficient financial resources, based on the reasonable projections of ACELYRIN, to make the payments set forth in Section 7.1.1 (other than the Full Upfront Payment), if and when due. Promptly after the ACELYRIN Financing Date, ACELYRIN shall provide Affibody with a written notice, signed by one of its senior officers, stating that ACELYRIN has sufficient financial resources, based on the reasonable projections of ACELYRIN, to [***].

11.3.2 On or before the Effective Date, and each [***] thereafter unless and until ACELYRIN is subject to reporting requirements applicable to public companies under the Securities Exchange Act of 1934, as amended, ACELYRIN shall provide Affibody with [***].

11.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NONINFRINGEMENT OF ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.5 Non-Compete.

11.5.1 Non-Compete Obligation of ACELYRIN. During the Term and for [***] thereafter, ACELYRIN shall not, for itself or for any Third Party, provide any services to or undertake any services on behalf of a Third Party, to Develop, Manufacture, or Commercialize any Competing Products with respect the Licensed Products sold in the ACELYRIN Commercialization Territory (or intended for sale in the ACELYRIN Commercialization Territory), or grant licenses to any Third Party to do the same, other than the Development, Manufacturing, or Commercialization of the Therapeutic Compound or the Licensed Products as contemplated by this Agreement.

11.5.2 Non-Compete Obligations of Affibody. During the Term and for [***] thereafter, Affibody shall not, for itself or for any Third Party, provide any services to or undertake any services on behalf of a Third Party, to Develop, Manufacture, or Commercialize any Competing Products with respect the Licensed Products sold in the ACELYRIN Commercialization Territory (or intended for sale in the ACELYRIN Commercialization Territory), or grant licenses to any Third Party to do the same, other than the Development, Manufacturing, or Commercialization of the Therapeutic Compound or the Licensed Products as contemplated by this Agreement.

11.5.3 Change of Control of a Party. In the event that either Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 11.5.1 (in the event that such acquired Party is ACELYRIN) or Section 11.5.2 (in the event that such acquired Party is Affibody) shall not apply to (a) any activities that would otherwise constitute a breach of Section 11.5.1 (in the event that such acquired Party is ACELYRIN) or Section 11.5.2 (in the event that such acquired Party is Affibody), including a Competing Product that is being Developed, Manufactured or Commercialized (collectively, “Competing Activities”) by the Acquirer or its Affiliates (other than such Party) at the closing of the applicable Change of Control transaction, or (b) any Competing Activities undertaken by an Acquirer or its Affiliates after closing of the Change of Control transaction, in each case of (a) and (b) as long as no Licensed Affibody Technology (with respect to a Change of Control of ACELYRIN) or ACELYRIN Background IP and ACELYRIN Foreground IP (with respect to a Change of Control of Affibody), and Confidential Information of the other Party is used, in more than a de minimis fashion, by or on behalf of such Party undergoing the Change of Control or Acquirer, as applicable, or their respective Affiliates in connection with any subsequent Development, Manufacture, or Commercialization of such Competing Product. For the avoidance of doubt, in the event such acquired Party is ACELYRIN, a Change of Control shall not be construed to limit the Acquirer’s obligations to use Commercially Reasonable Efforts to Development and Commercialize the Licensed Product in the Exclusive Field as set forth in Sections 3.1 and 4.1.2 herein.

11.5.4 Reasonable Covenants. The Parties agree that the duration and scope of the covenants set forth in this Section 11.5 are reasonable. In the event that the arbitrator or any court determines that the duration or scope of any such provision is unreasonable and that any such provision is to that extent unenforceable, the Parties agree that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable. The Parties intend that the provisions of this Section 11.5 shall be deemed to be a series of separate covenants, one for each and every product and jurisdiction where such provision is intended to be effective.

ARTICLE 12

INDEMNITY

12.1 Indemnification of Affibody. ACELYRIN shall defend and indemnify Affibody, its Affiliates and their respective directors, officers, employees, licensors and agents, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:

(a) the breach by ACELYRIN or its Affiliates of ACELYRIN’s Representations and Warranties in ARTICLE 11 of this Agreement;

(b) the negligence or willful misconduct on the part of ACELYRIN or its Affiliates or any Sublicensees in performing ACELYRIN’s obligations under this Agreement; or

(c) the Development or Commercialization by ACELYRIN or its Affiliates of Sublicensees of the Licensed Products in the ACELYRIN Territory (subject to the terms of Section 8.4 in respect of patent infringement claims of Third Parties, and including products liability claims (except to the extent such products liability claims arise out of the Manufacturing of any Drug Product or Drug Substance Manufactured by Affibody or its designee)), except for those Losses which Affibody has an obligation to indemnify ACELYRIN pursuant to Section 12.2 hereof or a Supply Agreement, if applicable, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

12.2 Indemnification of ACELYRIN. Affibody shall defend and indemnify ACELYRIN, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of:

(a) the breach by Affibody or its Affiliates of Affibody’s Representations and Warranties in ARTICLE 11 of this Agreement;

(b) the negligence or willful misconduct on the part of Affibody or its Affiliates or licensees in performing Affibody’s obligations under this Agreement; or

(c) the Development or Commercialization by Affibody, an Affibody Affiliate, Inmagene, or any other Affibody licensee of the Therapeutic Compound or Licensed Products in the Inmagene Territory (including patent infringement and products liability claims), except for those Losses for which ACELYRIN has an obligation to indemnify Affibody and its Affiliates pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

12.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 12.1 or 12.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice by the Indemnified Party. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.1, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined by a court or arbitrator of competent jurisdiction that the Indemnifying Party is not obliged to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense against the Third Party Claim.

12.4.1 Right to Participate in Defense. Without limiting Section 12.4 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of the Parties under Applicable Law, ethical rules or equitable principles, or (c) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4 and in which case the Indemnified Party shall control the defense.

12.4.2 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party.

Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

12.4.3 Cooperation. Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR SUBLICENSEES, OR WITH RESPECT TO LOSSES ARISING FROM THIRD PARTY CLAIMS UNDER SECTION 12.1 OR 12.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE.

12.6 Insurance. Affibody shall have and maintain during the Term such type and amounts of liability insurance covering the Manufacture, Development, and Commercialization of the Licensed Products as is normal and customary in the pharmaceutical industry generally for prudent companies similarly situated in Affibody Territory, and shall upon request provide ACELYRIN with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. ACELYRIN shall have and maintain such type and amounts of liability insurance covering the Development and Commercialization of the Licensed Products as is normal and customary in the pharmaceutical industry generally for prudent companies similarly situated in ACELYRIN Territory, and shall upon request provide Affibody with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each Party shall provide the other Party [***] notice of the termination of coverage in its insurance program.

ARTICLE 13

TERM AND TERMINATION

13.1 Term.

13.1.1 This Agreement shall commence upon the Effective Date and except as provided in Section 13.1.2, shall continue on a country by country and Licensed-Product by Licensed-Product basis, in each country until the expiry of each Party’s obligation to pay royalties to the other Party under Section 7.2.3, unless earlier terminated in accordance with this ARTICLE 13.

13.1.2 Notwithstanding Section 13.1.1, this Agreement shall automatically expire if (a) the ACELYRIN Financing Date does not occur prior to [***]; or (b) ACELYRIN fails to pay, when due, any of the [***] contemplated in Section 7.1.1 or the Full Upfront Payment and does not cure such failure within [***] of receipt of written notice thereof.

13.2 Termination of this Agreement for Material Breach. If either Party materially breaches this Agreement and has not remedied such breach within [***] (the “Cure Period”) after receipt of notice thereof from the other Party (the “Notice of Breach”), the other Party may terminate this Agreement in its entirety immediately upon expiration of such Cure Period; provided that such Notice of Breach shall specifically identify the provisions under this Agreement that the other Party believes to have been breached and state the intent of the other Party to terminate this Agreement upon expiration of the Cure Period. In the event that such material breach is curable but the breaching Party demonstrates that it cannot be reasonably cured within the foregoing [***] despite its diligent efforts to cure within the such period, the breaching Party shall be allowed [***] to cure such material breach. If the allegedly breaching Party disputes the occurrence of the material breach, then the Cure Period with respect to any such alleged breach will be tolled until determination under Section 14.6.2 that such breach was likely to have occurred.

13.3 Termination upon Insolvency. To the extent permitted by Applicable Law, either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof (an “Insolvency Event”).

13.3.1 In the event of an Insolvency Event relating to either Party, such Party (the “Insolvent Party”) agrees that all rights and licenses now or hereafter granted by the Insolvent Party to the other Party under or pursuant to this Agreement will remain valid. Further, the Insolvent Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments of all Intellectual Property Rights licensed under this Agreement (jointly, the “Embodiments”). Each Party acknowledges and agrees that the Embodiments include laboratory notebooks, product samples and inventory, research studies and data, all Regulatory Approvals and Regulatory Filings and rights of reference therein, as Embodiments of the Licensed Affibody Technology or the ACELYRIN Know-How and ACELYRIN Patents, as applicable, and Joint Intellectual Property Rights and all information related thereto. In the situation where either Party would be subject to an Insolvency Event, the Insolvent Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a) provide the other Party with the Embodiments held by such Insolvent Party and such successors and assigns, or otherwise available to them, immediately upon the other Party’s written request, and the other Party will have the right to perform such Insolvent Party’s obligations hereunder, provided that neither such provision nor such performance by the other Party will release the Insolvent Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(b) not interfere with the other Party’s rights under this Agreement, or any agreement supplemental hereto, to such Intellectual Property Rights (including such Embodiments), including any right to obtain such Intellectual Property Rights (or such Embodiments) from another entity.

13.3.2 All rights, powers and remedies of the non-Insolvent Party provided herein are in addition to and not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity in relation to an Insolvency Event relating to an Insolvent Party. The Parties intend the following rights to apply and be extended to the maximum extent permitted by Applicable Laws:

(a) the right of access to any Intellectual Property Rights (including all Embodiments thereof) of the Insolvent Party, or any Third Party with whom the Insolvent Party contracts to perform an obligation of the Insolvent Party under this Agreement to the extent that the Insolvent Party is not performing such obligation, and, in the case of any such Third Party, which is necessary for the Development, Manufacture and Commercialization of the Therapeutic Compound or the Licensed Products; and

(b) the right to contract directly with any Third Party to complete the contracted work to the extent that the Insolvent Party is not completing or having completed the contracted work.

13.4 Termination for Patent Challenge. Except to the extent the following is unenforceable under the Applicable Law of a particular country where a patent application within the Licensed Affibody Patents is pending or a Patent within the Licensed Affibody Patents is issued, Affibody shall have the right to terminate this Agreement by a [***] written notice if ACELYRIN or its Affiliates or their Sublicensee or distributors directly, or indirectly through a Third Party, commence or maintain any Patent Challenge. Affibody may not exercise the right to terminate this Agreement under this Section 13.4 if (a) ACELYRIN, its Affiliates or their Sublicensee (as applicable) withdraws such Patent Challenge as identified in the written notice within [***] of such written notice; (b) such Patent Challenge is made as a defense to an assertion (of patent infringement or breach of contract) brought against ACELYRIN, its Affiliates or Sublicensees; or (c) if ACELYRIN or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party. If a Sublicensee or distributor (or an Affiliate of such Sublicensee or distributor) undertakes a Patent Challenge of any such Licensed Affibody Patent, then ACELYRIN upon receipt of notice from Affibody of such Patent Challenge may terminate the applicable agreement in its entirety with such Sublicensee or distributor. If ACELYRIN fails to terminate such agreement, Affibody shall terminate all licensed rights granted to ACELYRIN covered by such agreement. A “Patent Challenge” means any proceeding opposing, challenging the validity or enforceability of, opposing any extension of or the grant of a supplementary protection certificate with respect to, or actively participating in any interference proceeding with respect to, any Licensed Affibody Patent. Likewise, ACELYRIN may terminate this Agreement pursuant to this Section 13.4 if Affibody or any of its Affiliates or its or their Sublicensees commence or maintain any Patent Challenge against any ACELYRIN Patent.

13.5 Termination for Safety Reasons. Either Party may terminate this Agreement on thirty (30) days written notice if serious adverse events or other events occur such that from clinical and ethical point of view, the continuation of any Clinical Study would lead to a serious and material risk of compromising the safety of the patients (as determined by any Regulatory Authority or Drug Safety Monitoring Board) and such issue cannot be reasonably remedied within a reasonable period of time (e.g., by amending the relevant protocol).

13.6 Termination for Convenience. At any time during the Term, ACELYRIN may terminate this Agreement with ninety (90) days’ written notice to Affibody if such termination is before the first commercial sale of Licensed Product and with one hundred and eighty (180) days’ written notice to Affibody following the first commercial sale of Licensed Product.

13.7 Consequences of Expiration or Termination.

13.7.1 Upon Expiration.

(a) Upon expiration of this Agreement pursuant to Section 13.1.1, with respect to a particular Licensed Product in a particular country in ACELYRIN Territory or Affibody Territory, the license granted by one Party to the other Party under Section 2.1.1 and 2.1.2 will become a non-exclusive, fully paid-up, royalty free, perpetual license.

(b) The consequences of termination set forth in Section 13.7.2 shall not apply to expiration of this Agreement pursuant to Section 13.1.1 or 13.1.2.

(c) Upon expiration of this Agreement pursuant to Section 13.1.2, any and all licenses and sublicenses granted to ACELYRIN under this Agreement shall terminate, and ACELYRIN, its Affiliates, Sublicensees and distributors shall have no right in or to the Licensed Affibody Patents or to use the Licensed Affibody Know-How or Product Trademarks Controlled by Affibody.

13.7.2 Upon termination of this Agreement pursuant to Section 13.2, 13.3, 13.4, 13.5 or 13.6:

(a) Licenses Terminate. Subject to subsections (c) and (d) below, all licenses and sublicenses granted to ACELYRIN under this Agreement shall terminate, and ACELYRIN, its Affiliates, Sublicensees and distributors shall have no further right in or to the Licensed Affibody Patents or to use the Licensed Affibody Know-How or Product Trademarks Controlled by Affibody.

(b) Grant to Affibody. ACELYRIN shall and does hereby automatically and without any further consideration relinquish its rights hereunder and assign and cause its Affiliates, Sublicensees and distributors to assign to Affibody without further compensation, all rights, title and interests, if any, in and to the Regulatory Approvals and Regulatory Documentation solely in relation to the Therapeutic Compound and the Licensed Products, and shall grant to Affibody with effect from the effective date of termination a perpetual, irrevocable and exclusive, worldwide, license, with the right to grant sublicenses (through multiple tiers of Sublicensees), under the Joint Patents and Joint Know-How solely to Exploit the Therapeutic Compound and the Licensed Product. Such license shall be [***]. To the extent any assignment of Regulatory Approvals and Regulatory Documentation hereunder is not legally permissible or such Regulatory Approvals or Regulatory Documentation do not relate solely to the Therapeutic Compound and the Licensed Product, ACELYRIN shall grant Affibody the exclusive license and right (with right to sublicense) to access, use, and cross-reference such Regulatory Approvals or Regulatory Documentation solely to Develop, Manufacture and Commercialize the Therapeutic Compound and the Licensed Products worldwide.

(c) Wind-down Clinical Studies. ACELYRIN shall wind-down, in accordance with accepted pharmaceutical industry practices, any on-going Clinical Studies for which it has responsibility in which patient dosing has commenced or, if reasonably practicable and requested by Affibody, allow Affibody or its CRO to complete such trials (and then assign all related Regulatory Documentation and investigator and other agreements relating to such studies) at ACELYRIN’s cost unless this Agreement is terminated by ACELYRIN under Section 13.2 or 13.3, in which case Affibody shall be responsible for such cost. ACELYRIN shall be responsible for any Study Costs associated with such wind-down, unless this Agreement is terminated by ACELYRIN under Sections 13.2 or 13.3, in which case Affibody shall be responsible for such Study Costs.

(d) Ceasing Exploitation of Licensed Product. Subject to the payment of all amounts accrued and payable under ARTICLE 7, ACELYRIN shall and its Affiliates, Sublicensees and distributors may continue to sell its existing inventories of the Licensed Products until the occurrence of either: [***]. If either such event occurs prior to the sale of all of ACELYRIN’s inventories of the Licensed Products, then ACELYRIN shall [***].

(e) Transfer of Materials. ACELYRIN shall cooperate with Affibody in transferring to Affibody or a Third Party, as Affibody may direct, within [***] after the termination hereof, all data, files and other materials in the possession or under the control of ACELYRIN or its Affiliates, Sublicensees or distributors that were provided by Affibody, except that [***]. Notwithstanding the foregoing, [***].

(f) Assignments. In connection with any and all assignments contemplated by this Section 13.7, ACELYRIN shall execute and deliver, and shall cause its Affiliates and Sublicensees to execute and deliver such instruments and take such actions as may be necessary or desirable to effect such transfer.

(g) Effect of Termination on Sublicenses. A termination of this Agreement shall terminate any sublicense granted by ACELYRIN pursuant to Section 2.3.

(h) Assistance. ACELYRIN shall, and shall cause its Affiliates, Sublicensees and distributors to, at the request of Affibody, provide Affibody with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development and Commercialization of the Licensed Product, including any ongoing Clinical Studies, to Affibody or its designee so as to minimize any disruption of such activities, including the assignment of any such contracts (to the extent such contracts permit assignment) and the transfer of any such materials related to the Licensed Product, in each case that is the subject of such obligation, to the extent not prohibited under the terms of such contracts and requested by ACELYRIN. In performing its obligations under this Section 13.7.2, ACELYRIN shall, and shall cause its Affiliates, Sublicensees and distributors to, cooperate with Affibody (at ACELYRIN’s reasonable expense) to effect such transfers and assignments in an orderly fashion and shall provide to Affibody or its designee any copies of relevant documents and rights of reference or access necessary to allow Affibody to Exploit the Licensed Products in the Affibody Territory. If this Agreement is terminated by ACELYRIN under Sections 13.2 or 13.3, Affibody shall reimburse ACELYRIN for its costs incurred for such assistance provided by ACELYRIN, its Affiliates, Sublicensees and distributors.

13.7.3 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available in law or equity.

13.8 Accrued Rights; Surviving Obligations.

13.8.1 Accrued Payments and Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any payments and rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.8.2 Survival. Without limiting the foregoing, ARTICLE 1 (Definitions), Section 2.5 (Retention of Rights), Section 3.3.8 (Regulatory Records), Section 7.4 through Section 7.9 (only with respect to payments accrued before expiration or termination of this Agreement), Section 8.1 (Ownership of Intellectual Property), ARTICLE 10 (Confidentiality and Non-Disclosure), Section 11.4 (Disclaimer of Warranty), Section 11.5 (Non-Compete), ARTICLE 12 (Indemnity), Section 13.7 (Consequences of Expiration or Termination), this Section 13.8 (Accrued Rights; Surviving Obligations), and ARTICLE 14 (Miscellaneous) of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 14

MISCELLANEOUS

14.1 Subcontracting. Either Party shall be free to subcontract to its Affiliates or Third Parties (“Subcontractors”) any of its obligations under this Agreement without prior consent of the other Party, provided that (a) each such Subcontractor shall be subject to the relevant terms and conditions of this Agreement; and (b) each Party shall enter into agreements with its Subcontractors that contain confidentiality terms no less stringent than those set forth in ARTICLE 10 hereof and assignment of inventions provisions consistent with the requirements of this Agreement. For clarity, the subcontracting rights set forth herein shall not relieve either Affibody or ACELYRIN of any obligations hereunder. All subcontracts shall be in writing. Unless otherwise agreed in writing by the Parties, any fees or costs due to any such Subcontractor shall be at the sole expense of the Party engaging the relevant Subcontractor.

14.2 Force Majeure. Neither Party shall be held liable to the other Party or be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of nature or acts, pandemic, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure promptly after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use reasonable efforts to remedy its inability to perform. If such force majeure event lasts for more than [***], such other Party shall have the right to terminate this Agreement upon [***] written notice to the non-performing Party.

14.3 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Affibody may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate so long as such assignee entity remains an Affiliate, or to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of Affibody, and (b) ACELYRIN may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate so long as such assignee entity remains an Affiliate or to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of ACELYRIN to which this Agreement relates; provided, further, that in either case ((a) or (b)), with respect to an assignment to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect.

14.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [***], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of [***].

14.6 Dispute Resolution. If a dispute arises between the Parties in connection with, relating to or otherwise arising out of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 14.6.

14.6.1 Executive or Third Party Mediation. Either Party shall have the right to refer any Dispute to the chief executive officers of the Parties who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, (a) the chief executive officers may agree to refer the matter to an independent Third Party mediator for resolution within [***]; or (b) either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 14.6.2 for purposes of having the matter settled.

14.6.2 Arbitration. All Disputes that remain unresolved after the executive mediation or Third Party mediation referred to in Section 14.6.1 shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”).

(a) The number of arbitrators shall be [***] if the amount in dispute is less than [***] or [***] if the amount in dispute is [***] or higher. If there [***] arbitrator shall be nominated jointly by the Parties within [***] after submission of the response to the arbitration request. If there [***], the Parties shall each nominate one arbitrator within [***] after submission of such response, and the [***], shall be jointly nominated by the two- Party nominated arbitrators in consultation with the Parties within [***] of the appointment of the second arbitrator. If any arbitrator is not nominated within these time periods, the AAA shall appoint such arbitrator in accordance with the AAA Rules. Each arbitrator shall comply with the requirements of the IBA Guidelines on Conflicts of Interest in International Arbitration.

(b) The seat, or legal place of arbitration and hearing location shall be [***]. The language of the arbitration shall be English. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. In addition to the authority conferred upon the arbitral tribunal by the AAA Rules, the arbitral tribunal shall have the authority to order production of documents and shall be guided by the IBA Rules on the Taking of Evidence in International Arbitration.

(c) The arbitrators shall be instructed and required (a) to deliver (a) a draft award within [***] of the conclusion of the taking of evidence, and each of the Parties may provide comments thereon within [***] after its receipt of such draft resolution; and (b) to render a final award, which shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] after conclusion of the taking of evidence; provided that if the arbitrators are unable to meet the foregoing timelines despite the use of their respective best efforts to do so, then the arbitrators shall have the authority to extend any of the foregoing timelines as necessary in connection with delivery of a final award.

(d) Judgment on the award may be entered in any court of competent jurisdiction. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it shall not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.6.3 Interim Relief; Confidentiality and Other Limitations. Nothing in this Agreement shall limit the right of either Party to apply to the arbitrators or any court of competent jurisdiction for any interim relief or provisional relief, including a temporary restraining order, preliminary injunction or other interim or conservatory relief without requiring posting a bond or other security. The arbitrators shall have the authority to grant any provisional or interim remedy that would be available from a court of law or equity located in [***]. Except to the extent necessary to confirm or obtain judgment on an award or decision or as may be required by Applicable Law, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable statute of limitations under [***] law, or, if no [***] statute of limitation applies, the shortest of any other statutory or other time limitation under Applicable Law that may apply to the claim.

14.7 Notices.

14.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the [***] Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. All notices given under this Section 14.7 shall be accompanied by a courtesy copy sent by email, which will not constitute notice. This Section 14.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.7.2 Address for Notice.

If to ACELYRIN, to: [***]	If to Affibody, to: [***]

14.8 Entire Agreement. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.11 Interpretation. The section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words mean “including without limitation.” The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole, including all Schedules attached hereto. All references to months or quarters are references to calendar months or calendar quarters, respectively, unless otherwise specified. References to the singular include the plural. This Agreement will be construed without any presumption or other rule requiring construction against the Party drafting the provision to be interpreted.

14.12 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.14 Relationship of the Parties. It is expressly agreed that Affibody, on the one hand, and ACELYRIN, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Affibody, on the one hand, nor ACELYRIN, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

AFFIBODY AB		ACELYRIN, INC.

Signature:	/s/ David Bejker	Signature:	/s/ Shao-Lee Lin
Name: David Bejker		Name: Shao-Lee Lin
Title: Chief Executive Officer		Title: Chief Executive Officer

[Signature Page to License and Collaboration Agreement]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ADDENDUM TO LICENSE AND COLLABORATION AGREEMENT

THIS ADDENDUM TO LICENSE AND COLLABORATION AGREEMENT (this “Addendum”) is entered into as of August 9, 2021 (the “Effective Date”) by and between Affibody AB, a Swedish company with registration no. 556665-6913, with a principal place of business at Scheeles väg 2, SE-171 65 Solna, Sweden (“Affibody”) and ACELYRIN, INC., a Delaware corporation with a principal place of business at 23371 Mulholland Dr., PMB 417, Woodland Hills, CA 91364 (“ACELYRIN”, and collectively with Affibody, the “Parties” and each, a “Party”).

INTRODUCTION

WHEREAS, the Parties entered into a License and Collaboration Agreement on the Effective Date (the “Agreement”).

WHEREAS, prior to the ACELYRIN Financing Date, Affibody wishes to be informed of ACELYRIN’s efforts to obtain financing, and ACELYRIN wishes to make preparations for exercising its rights and performing its obligations under the Agreement that will become effective as of the ACELYRIN Financing Date.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Capitalized terms used but not defined herein will have the meanings set forth in the Agreement.

1.

During the term of this Addendum, ACELYRIN shall keep Affibody reasonably informed of ACELYRIN’s efforts to obtain financing by providing Affibody with [***] reports of such efforts, to be delivered to Affibody within [***] after the beginning of each [***] (each, a “Report”). Each Report shall include, subject to ACELYRIN’s confidentiality obligations to investors and potential investors, such information pertaining to the immediately preceding [***] (the “Reporting Period”) as the following: [***]. All Reports and all information included therein constitute ACELYRIN’s Confidential Information under the Agreement.

2.

During the term of this Addendum and consistent with Article 10 of the Agreement (Confidentiality and Non- Disclosure), Affibody shall provide, and shall use commercially reasonable efforts to ensure that Inmagene provides, cooperation and assistance necessary or reasonably requested by ACELYRIN to enable ACELYRIN to exercise its rights and to perform its obligations under the Agreement prior to the ACELYRIN Financing Date and to make preparations for exercising its rights and performing its obligations under the Agreement that will become effective as of the ACELYRIN Financing Date. The Parties shall, and Affibody shall use commercially reasonable efforts to cause Inmagene to, exchange data, information, and strategies regarding the Licensed Products and Development and regulatory activities being conducted under the Joint Development Plan, both under the Agreement and the Inmagene Agreement, to the extent necessary or reasonably useful for ACELYRIN to exercise its rights and to perform its obligations under the Agreement prior to the ACELYRIN Financing Date and to make preparations for exercising its rights and performing its obligations under the Agreement that will become effective as of the ACELYRIN Financing Date.

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3.	This Addendum shall commence upon the Effective Date and shall continue until the earlier of (i) the ACELYRIN Financing Date or (ii) the expiration or termination of the Agreement.

4.

Sections 14.5 and 14.6 of the Agreement are hereby incorporated by reference as if set forth herein (mutatis mutandis), except that references therein to the Agreement shall be deemed to be references to this Addendum.

5.

This Addendum may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures. No provision of this Addendum may be amended or modified other than by a written document signed by authorized representatives of each Party hereto specifically referencing this Addendum.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party has caused this Addendum to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

AFFIBODY AB

/s/ David Bejker
Name: David Bejker
Title: Chief Executive Officer

ACELYRIN, INC.

/s/ Shao-Lee Lin
Name: Shao-Lee Lin
Title: Chief Executive Officer

[Signature Page to Addendum to License and Collaboration Agreement]